Exhibit 10.20

ASSET PURCHASE AGREEMENT

between

CRC PRESS LLC,

CRC PRESS (U.K.) LLC,

INFORMATION HOLDINGS INC.

and

PARTHENON INC.

and

CRC PRESS I LLC

ROUTLEDGE NO. 2 LIMITED

Dated as February 27, 2003

TABLE OF CONTENTS

SECTION 1.	SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1.	Sale of Assets
1.2.	Assets
1.3.	Allocation of the Assets
1.4.	Excluded Assets
1.5.	Assumed Liabilities
1.6.	Excluded Liabilities

SECTION 2.	PURCHASE PRICE AND ADJUSTMENTS

2.1.	Purchase Price
2.2.	Net Tangible Asset Adjustments

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND IHI

3.1.	Corporate Existence
3.2.	Corporate Authority
3.3.	Governmental Approvals; Consents
3.4.	Financial Statements
3.5.	Absence of Undisclosed Liabilities
3.6.	Absence of Changes
3.7.	Real and Personal Properties
3.8.	Contracts
3.9.	Litigation, Default
3.10.	Intellectual Property Rights
3.11.	Insurance
3.12.	Tax Matters
3.13.	Employment and Benefits
3.14.	Permits, Licenses and Franchises
3.15.	Environmental Laws
3.16.	Compliance with Laws
3.17.	Material Assets
3.18.	Finders; Brokers
3.19.	No Other Representations and Warranties

SECTION 4.	REPRESENTATIONS OF THE BUYERS

4.1.	Corporate Existence
4.2.	Corporate Authority
4.3.	Governmental Approvals; Consents
4.4.	Finders; Brokers
4.5.	Financial Capacity
4.6.	No Other Representations or Warranties

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SECTION 5.	AGREEMENTS OF THE BUYERS AND THE SELLERS

5.1.	Operation of the Business
5.2.	Investigation of Business
5.3.	Mutual Cooperation; No Inconsistent Action
5.4.	Public Disclosures
5.5.	Access to Records and Personnel
5.6.	Employee Relations and Benefits
5.7.	Transition Services
5.8.	Non-Solicitation of Employees
5.9.	Covenant Not to Compete
5.10.	Use of Names
5.11.	Confidentiality
5.12.	Tax Cooperation; Allocation of Taxes
5.13.	Value Added Tax
5.14.	Parthenon Acquisition Agreement
5.15.	Parthenon Shares
5.16.	No Claims
5.17.	Separate Warranties
5.18.	Bring Down
5.19.	Parthenon Acquisition Agreement
5.20.	Section 338 Election
5.21.	Dividends

SECTION 6.	CONDITIONS

6.1.	Conditions Precedent to Obligations of the Buyers and the Sellers
6.2.	Conditions Precedent to Obligation of the Sellers
6.3.	Conditions Precedent to Obligation of the Buyers

SECTION 7.	CLOSING

7.1.	Closing Date
7.2.	The Buyers’ Deliveries
7.3.	The Sellers’ Deliveries
7.4.	The Sellers’ Obligations

SECTION 8.	INDEMNIFICATION

8.1.	Indemnification by the Sellers and IHI
8.2.	Indemnification by the Buyers
8.3.	Indemnification Calculations

SECTION 9.	TERMINATION

9.1.	Termination Events
9.2.	Effect of Termination

SECTION 10.	ALTERNATIVE DISPUTE RESOLUTION

SECTION 11.	MISCELLANEOUS

11.1.	Defined Terms

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11.2.	Notices
11.3.	Survival
11.4.	Bulk Transfers
11.5.	Further Assurances; Asset Returns
11.6.	Other Covenants
11.7.	Expenses
11.8.	Non-Assignability
11.9.	Amendment; Waiver
11.10.	Reliance by the Buyers; Representations and Warranties; Schedules and Exhibits
11.11.	Third Parties
11.12.	Governing Law
11.13.	Consent to Jurisdiction
11.14.	Certain Definitions
11.15.	Entire Agreement
11.16.	Section Headings; Table of Contents
11.17.	Severability
11.18.	Counterparts

EXHIBIT A	-	Form of Escrow Agreement
EXHIBIT B	-	Form of Mayo Agreement
EXHIBIT C	-	Form of Assumption Agreement
EXHIBIT D	-	Form of Bill of Sale and Assignment Agreement
EXHIBIT E	-	Form of Trademark Assignment
EXHIBIT F	-	Form of Copyright Assignment

SCHEDULE 1.2(i)	-	Particulars Relating to Parthenon Ltd.
SCHEDULE 3.1(d)	-	Parthenon Warranties
SCHEDULE 5.14	-	Tax Covenants in Respect of Parthenon Ltd.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of February 27, 2003 (hereinafter “Agreement”), between CRC PRESS LLC, a Delaware limited liability company (“CRC Press”), CRC PRESS (U.K.) LLC, a Delaware limited liability company (“CRC Press (U.K.)”), PARTHENON INC., a New Jersey corporation (“Parthenon Inc.”) and, together with CRC Press and CRC Press (U.K.), the “Sellers”), Information Holdings Inc., a Delaware corporation and the ultimate parent of CRC Press (“IHI”) and CRC PRESS I LLC, a Delaware limited liability company and wholly owned subsidiary through one or more of its affiliates of Taylor & Francis Group plc (the “U.S. Buyer”) and ROUTLEDGE NO. 2 LIMITED, a company incorporated in England and Wales and wholly owned subsidiary of Taylor & Francis Group plc (the “U.K. Buyer” and, together with the U.S. Buyer, the “Buyers”).

W I T N E S S E T H:

WHEREAS, the Sellers together with Parthenon Ltd. (as hereinafter defined) are engaged in the business of medical communication and publishing books and journals, including in the scientific, technical and medical fields and other technical materials (the “Business”); or, where the context so requires, that part of the Business being carried out in the U.K., (the “U.K. Business”);

WHEREAS, the Buyers desire to purchase from the Sellers and the Sellers desire to sell to the Buyers, on the terms and subject to the conditions of this Agreement, substantially all of the assets and certain liabilities of the Sellers, including the entire authorized share capital of Parthenon Ltd.; and

WHEREAS, the Buyers have requested IHI, the ultimate parent of CRC Press, to join in this Agreement and the Buyers would not have entered into this Agreement without IHI becoming a party hereto.

NOW, THEREFORE, in consideration of the foregoing representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1.
SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1.                              Sale of Assets.  Subject to the satisfaction or waiver of the Conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Buyers, and the Buyers shall purchase or assume, as the case may be, free and clear of all Encumbrances, other than Permitted Liens, and together with all accrued benefits and rights now or hereafter attaching thereto, all of the Sellers’ assets, rights, properties, claims, contracts associated with the Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, and the Business wherever located, other than the Excluded Assets described in Section 1.4 hereof (the “Assets”).  As of the Closing, risk of loss as to the Assets shall pass from the Sellers to the Buyers, but only to the extent of the Assumed Liabilities or other liabilities arising after the Closing Date.

1.2.                              Assets.  The Assets to be purchased by the Buyers at the Closing include, without limitation, the following:

(a)                                  Machinery and Equipment.  All machinery, vehicles, furniture, fixtures, equipment and other items of personal property owned by the Sellers on the Closing Date (the “Machinery”) and all warranties and guarantees, if any, express or implied, existing for the benefit of the Sellers in connection with the Machinery, to the extent transferable.

(b)                                 Intellectual Property.  All right, title and interest in and to any of the Intellectual Property owned, used, held, developed, or under development by any and all of the Sellers (“Seller Intellectual Property”).  “Intellectual Property” shall mean all of the following:  (i) registered and unregistered trademarks service marks, names, slogans, logos, symbols, trade dress, and trade names, trademark and service mark applications, trademark and service mark registrations, and any and all goodwill symbolized thereby and associated therewith; (ii) patents, including, without limitation, reissues and reexamined patents, substitutes, divisions, continuations, continuations-in-part, renewals, extensions, and patent applications, whenever filed  and whenever issued, including, without limitation, all priority rights resulting from such applications, designs, formulas, ideas, concepts, methods, processes, discoveries, and inventions; (iii) computer software (in object code and source code), programs, systems, algorithms, menu structures, syntax, and applications, with the exception of commercially available, off-the-shelf software; (iv) trade secrets, information, and know-how; (v) registered and unregistered copyrights in all works, software programs, copyright registrations, copyright renewals, works of authorship, databases, copyright applications, rights to prepare derivative works, and moral rights; (vi) domain names; (vii) any and all other intellectual property assets of any nature whatever; and (viii) any and all right, title, and interest in and to any and all of the foregoing, including, but not limited to the right to sue for past, present, and future infringement.

(c)                                  Contracts.  All of the Sellers’ right, title and interest under and the benefit of the Contracts to which any of the Sellers is a party or by which any of the Sellers is bound as of the Closing Date.

(d)                                 Permits.  To the extent transferable, all Permits owned by the Sellers.

(e)                                  Publications.  The Sellers’ right, title and interest in (i) the publications (books, journals, newsletters, and otherwise) produced by one or more of the Sellers (including those publications related to the Contracts) whether complete, work-in-progress, published, or unpublished, (ii) the publications in process by or on behalf of one or more of the Sellers, (iii) the publications acquired by or with respect to which rights have been granted to one or more of the Sellers, and (iv) the publications under contract with one or more of the Sellers, including, without limitation, all updates, supplements and revisions thereto and other accompanying materials relating thereto (the “Publications”).

(f)                                    Accounts Receivable.  All deposits, trade accounts receivable and other amounts due from any party to the Sellers, other than the Excluded Assets, as of the Closing Date.

(g)                                 Inventory.  All audio and video tapes, manuscripts, editorial material (including, without limitation, revisions, plans, reviews, reviews of competitive works, production records and author correspondence), back issues and superseded editions, and inventory of every sort and in any medium used in or prepared for the Business, including, without limitation, raw materials, work-in-progress, finished goods, packaging materials and supplies (“Inventory”).

(h)                                 Leased Real Property.  All of the Sellers’ right, title and interest in and to the Leases and the Leased Real Property.

(i)                                     Investment in Parthenon Ltd.  The entire issued share capital of the Parthenon Publishing Group Limited (Company number: 1749619) (“Parthenon Ltd.”), a private company limited by shares and organized under the laws of England and Wales (the “Parthenon Shares”), together with all rights and advantages attaching to the Parthenon Shares with effect from and including the Closing Date and in particular, the benefit of all dividends and other distributions (if any), made or paid after the Closing Date in respect of the Parthenon Shares.  IHI and the Sellers hereby represent, warrant, covenant and undertake with each of the Buyers that they have the right to dispose of, or procure the disposal of, the Parthenon Shares.

(j)                                     Telephone Numbers, etc.  All of the Sellers’ rights with respect to telephone numbers, telephone directory listings and advertisements used in the Business, unemployment reserve accounts (to the extent assignable) and experience ratings (to the extent assignable), and all of the Sellers’ goodwill relating to or arising in connection with the Business, to the extent assignable.

(k)                                  Computer Media, Invoices, etc.  All of the Sellers’ computer media, invoices, customer information and lists, prospective customer information and lists, supplier information and lists, sales and marketing materials, correspondence, files, books and records relating to or arising in connection with the Business, but excluding the Excluded Assets.

(l)                                     Existing Camera-Ready Copy.  All existing camera-ready copy used for making negative films, film plates, plate-making film, paste-ups, tapes, illustrations and other artwork, and other reproduction materials for the Publications, permissions (to the extent transferable) and vendor information, including, without limitation, specifications for all published titles, and all manuscripts, proofs, reviews, designs, artwork, covers, photographs and production-related materials for all unpublished titles.

(m)                               Claims, Causes of Action and Other Legal Rights.  All of the Sellers’ claims, causes of action and other legal rights and remedies but not Obligations, whether or not known as of the Closing Date, relating to or in connection with, either (1) the Sellers’ ownership of the Assets or (2) the operation of the Business that are reasonably necessary to preserve or obtain for the benefit of the Buyers full rights to the Assets other than the Excluded Assets, but excluding causes of action and other legal rights and remedies of the Sellers (A) against the Buyers with respect to the transactions contemplated by this Agreement or (B) relating exclusively to the Excluded Assets.

(n)                                 Other Assets.  All other assets included in (i) the Financial Statements, to the extent still in existence on the Closing Date, and (ii) the Final Closing Statement, excluding the Excluded Assets.

1.3.                              Allocation of the Assets.  It is the intention of the parties hereto that the Assets and Assumed Liabilities to be purchased at the Closing by the U.S. Buyer shall include all Assets (other than the Parthenon Shares) and all Assumed Liabilities and that the only Assets to be purchased at the Closing by the U.K. Buyer shall be the Parthenon Shares; provided that, subject to Section 11.8 hereof, the Buyers reserve the right to determine and identify the specific entities to which to assign the right to purchase the Assets.

1.4.                              Excluded Assets.  It is expressly agreed that the Sellers will retain and the Buyers will not acquire the following assets (the “Excluded Assets”):

(a)                                  Cash and Cash Equivalents.  Cash and cash equivalents of the Sellers including, without limitation, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, Treasury bills and all accrued interest thereon.

(b)                                 Parthenon Inc. Capital Stock.  The issued and outstanding shares of capital stock of Parthenon Inc. held by Liquent Ltd.

(c)                                  Tax Refunds.  (i) Any refunds or credits (including interest thereon or claims therefor) with respect to any Taxes relating to the Assets (other than Parthenon Ltd.) relating to a Pre-Closing Tax Period or (ii) provisions for deferred tax assets (other than deferred tax assets in Parthenon Ltd.).  For the avoidance of doubt, any refunds or tax credits relating to Parthenon Ltd. shall be dealt with in accordance with the Parthenon Tax Covenant.

(d)                                 Intercompany Accounts.  Any accounts receivable payable to the Sellers from any affiliate of the Sellers arising prior to the Closing Date.

(e)                                  Insurance Contracts.  Any contracts of insurance of the Sellers; and any reimbursement for, or other benefit associated with, prepaid insurance, and any rights associated with any prepaid expense for which the Buyers will not receive the benefit after the Closing Date, including, without limitation, any insurance proceeds with respect to events occurring prior to the Closing Date.

(f)                                    Identification Numbers.  All of the Sellers’ taxpayer qualifications to do business as a foreign corporation or limited liability company and arrangements with registered agents relating to foreign qualifications and other identification numbers of the Sellers.

(g)                                 Minute Books; Corporate Records.  All minute books, charter documents, stock record books, original tax and such other books and records as pertain to the organization, existence or capitalization of the Sellers.

(h)                                 Excluded Assets and Liabilities.  All books and records relating to any Excluded Asset or Excluded Liability.

(i)                                     Employee Benefit Assets.  Except as expressly provided in Section 5.6 hereof, assets relating to the Benefit Plans.

(j)                                     Transferred or Disposed Assets.  Any assets transferred or otherwise disposed of by the Sellers in the ordinary course of business and in accordance with this Agreement prior to the Closing.

1.5.                              Assumed Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Buyers shall not assume any of the Sellers’ debts, liabilities or obligations of any nature, whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise (“Obligations”) or agree to pay, perform and discharge when due any Obligations other than the liabilities expressly set forth in Sections 1.5(a)-(e) (other than Section 1.6(a)-(j)) (such Obligations set forth in Section 1.5(a)-(e) except as provided in Section 1.6(a)-(j) shall be referred to as the “Assumed Liabilities”); it being understood that the Buyers shall assume all Assumed Liabilities (with the allocation of the Assumed Liabilities to be decided between the Buyers).  The Assumed Liabilities shall mean the following Obligations, except as set forth in Section 1.6(a)-(j):

(a)                                  all liabilities of the Sellers (other than the Excluded Liabilities) included on the face of the Final Closing Statement (and not the footnotes), to the extent of the amount of such liabilities set forth on the face of the Final Closing Statement; provided, however, that the liabilities of Parthenon Ltd. shall remain liabilities of Parthenon Ltd. (other than the Excluded Liabilities) and shall be used to determine the Net Tangible Net Worth, but no liabilities of Parthenon Ltd. shall be assumed by the Buyers.

(b)                                 All Obligations relating to the Business (other than the Excluded Liabilities) arising after the Closing Date;

(c)                                  all Obligations arising after the Closing Date relating to the ownership or the use of the Assets other than the Excluded Assets by the Buyers and/or sale of any Publications by the Buyers after the Closing Date provided that the incurrence or existence of any such Obligations does not constitute a breach or failure of, or default under, any representation, warranty or covenant made by the Sellers under, or pursuant to, this Agreement;

(d)                                 all Obligations of Sellers under the Benefit Plans in respect of Transferred Employees expressly assumed by the Buyers pursuant to Section 5.6 hereof; and

(e)                                  all Obligations of any of the Sellers under or arising out of the currently effective Contracts, Leases, Leased Real Property and Permits that are assigned to the Buyers except for:  (i) Obligations and other liabilities relating to any breach, default or violation of such Contracts, Leases, Leased Real Property and Permits arising prior to the Closing Date and regardless of when asserted either before or after the Closing Date; and (ii) all other Obligations constituting a breach or failure of, or default under, any representation, warranty or covenant made by the Sellers under, or pursuant to, this Agreement, including, without limitation, the failure of the Sellers to set forth in Section 3.8 of the Disclosure schedule any Contracts required to be described therein.

1.6.                              Excluded Liabilities.  Without limiting the generality of Section 1.5, it is expressly agreed that the Sellers will retain all of the Obligations (other than the Assumed Liabilities) (the “Excluded Liabilities”), including, without limitation:

(a)                                  all demands, claims, suits, actions, litigation, investigations, arbitrations, administrative hearings or other proceedings of any nature, regardless of the forum in which such matters arise (“Proceedings”) to which the Sellers or any of them are a party, or relating to any Assets arising out of events or circumstances occurring on or before the Closing Date;

(b)                                 Obligations principally arising out of or relating to the Excluded Assets including, without limitation, any intercompany obligations;

(c)                                  Except as otherwise provided in Section 5.12, any Obligation arising out of or in connection with the preparation of this Agreement and the consummation and performance of the transactions contemplated by this Agreement, including, but not limited to, any liability to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected, at the request of Sellers and approved by the Buyers, without compliance with the provisions of any bulk sales act or any similar statute as enacted in any jurisdiction;

(d)                                 all Obligations retained pursuant to Section 5.6 hereof;

(e)                                  all liabilities for Taxes of the Sellers or IHI for periods ending prior to the Closing Date;

(f)                                    except to the extent set forth on the face of the Final Closing Statement, any Obligations of the Sellers or Parthenon Ltd. under or in connection with any golden parachute payment or continuation or discontinuation of employment payment or other increase or change in amount or terms of any compensation under any employment or independent contractor agreement] that arises, occurs or is triggered or gives any person the right to assert, either automatically or upon notice, by reason of, upon, or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

(g)                                 any Obligation of the Sellers owing to any member, director, officer, employee, shareholder (of the Sellers or its affiliates), subsidiary or affiliate of the Sellers, except for, but only to the extent of, the amount of accrued salary and benefits to employees (other than officers and directors) set forth on the Final Closing Statement;

(h)                                 any liability or Obligation of Sellers under any indemnification or similar contractual provision of or in any Contracts, Leases, Leased Real Property and Permits, arising out of breaches or defaults by or claims against the Sellers (or for which the Sellers are liable pursuant to the terms thereof) arising or occurring on or before the Closing Date and regardless of when asserted, including, without limitation, of CRC Press under Section 11.3 of an asset purchase agreement dated January 8, 1997, relating to the acquisition of the assets of St. Lucie Press (U.K.) Ltd.; and

(i)                                     all Obligations relating to any environmental matters or conditions or Environmental Laws arising on or before the Closing Date including without limitation any release of Hazardous Materials after the Closing Date for events of  circumstances giving rise to such release occurring on or before the Closing Date; and

(j)                                     any other Obligations and liabilities for which the Sellers have expressly assumed or retained responsibility pursuant to this Agreement.

SECTION 2.
PURCHASE PRICE AND ADJUSTMENTS

2.1.                              Purchase Price.

(a)                                  The aggregate purchase price for the Assets and the Assumed Liabilities shall be Ninety Five Million United States Dollars ($95,000,000), plus or minus the Closing Date Adjustment (as defined below) (collectively, the “Purchase Price”).

(b)                                 The Buyers and the Sellers agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.  No later than 45 days after the Closing Date, the Buyers shall deliver to the Sellers a Schedule (the “Allocation Schedule”), setting forth an allocation of the purchase price among the Assets, with the amount allocated to the Parthenon Shares being no less than $7,000,000  and no more than $10,000,000.  If the Sellers disagree with the allocation set forth on such Allocation Schedule, they shall notify the Buyers in writing, within 20 days after their receipt of the Allocation Schedule, of their specific objections. The Buyers and the Sellers shall endeavor in good faith to resolve their disagreements with respect to the allocation and prepare a revised Allocation Schedule.  If such disagreements can not be resolved within 30 days after the Sellers’ notification of their objections to the Buyers, the disagreements shall be resolved by the Independent Accounting Firm within 30 days after the submission by the parties of their dispute to such Independent Accounting Firm, and a revised Allocation Schedule shall be prepared.  In no event however, shall any revised Allocation Schedule allocate less than $7,000,000 or more than $10,000,000 to the Parthenon Shares.  The Sellers and the Buyers agree to act in accordance with, and file all tax and informational returns on a basis consistent with, the computations and allocations contained in the Allocation Schedule (or the revised Allocation Schedule if applicable) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law, and each party shall provide a copy of such forms to the other parties, as filed.

(c)                                  Payment of Purchase Price. The Purchase Price shall be payable as follows:

(i)                                     Cash to the Sellers. Except as provided in Section 2.2 (b) and (f): (i) Ninety Million Seven Hundred Fifty Thousand Dollars ($90,750,000) shall be paid by the Buyers to the Sellers on the Closing Date in immediately available federal funds to such bank accounts as shall be designated by the Sellers prior to the Closing; (ii) Three Million Dollars ($3,000,000) shall be deposited by the Buyers in escrow pursuant to an Escrow Agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”) to secure the liabilities and obligations of IHI and the Sellers pursuant to Section 8 hereof; and (iii) subject to Section 2.1(c)(ii) below, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Mayo Escrow Funds”) shall be paid by the Buyers to the Escrow Agent on the Closing Date in immediately available federal funds to be paid as provided in Section 2.1(c)(ii) below.

(ii)                                  Mayo Escrow.  If, on or prior to the Closing Date, CRC Press or one of the Sellers shall have entered into a written agreement with Mayo Foundation for Medical Education and Research or one of its affiliates (“Mayo”) on terms (including, without limitation, price and length of the contract) no less economically favorable in the aggregate to CRC Press or any of the other Sellers as those contained in the form of Mayo-Branded Press Publishing and Distribution Agreement attached as Exhibit B hereto (the “Mayo Agreement”), and such Contract is still in full force and effect and is fully assignable to the Buyers without any Consent, the Mayo Escrow Funds shall be paid by the Buyers to the Sellers on the Closing Date in immediately available funds to such bank accounts as shall be designated by the Sellers prior to the Closing.  The Mayo Agreement and Mayo Equivalent Agreement must provide that they are fully assignable to the Buyers without consent and must be assigned to the Buyers at the Closing or after the Closing as provided herein as a condition to the release of any funds to the Sellers.  If the Mayo Agreement or an agreement with Mayo containing terms no less economically favorable in the aggregate to CRC Press or any of the other Sellers as those (including, without limitation, price and length of the contract) contained in the Mayo Agreement that is fully assignable to the Buyers without Consent (any such agreement, a “Mayo Equivalent Agreement”) shall not have been executed by all the parties on or before the Closing Date, the Mayo Escrow Funds shall be paid by the Buyers to the Escrow Agent in accordance with Section 2.1(c)(i) hereto.  If within the six month period following the Closing Date, a Mayo Equivalent Agreement shall not have been executed by all parties, the Mayo Escrow Funds shall be released by the Escrow Agent to the Buyers without notice to or Consent of the Sellers, IHI or any party.  If, however, a Mayo Equivalent Agreement shall have been executed by all parties within six months of the Closing Date, the Buyers shall instruct the Escrow Agent to release the Mayo Escrow Funds to the Sellers.  If Mayo confirms in writing that it is prepared to execute a Mayo Equivalent Agreement but for any further negotiation or additional terms that the Buyers may request (and Buyers continue to insist upon such terms after the Seller’s written notice to Buyers) at any time between the Closing Date and the six month anniversary of the Closing Date, the Mayo Escrow Funds shall be paid to the Sellers, notwithstanding any further negotiations or additional terms that the Buyers may request or desire.  The Buyers acknowledge and agree that from the date hereof through the six month anniversary of the Closing Date, neither the Buyers nor Taylor & Francis Group plc shall, or shall cause any of the Sellers to, negotiate or request any economic terms or conditions in a Mayo Equivalent Agreement substantially different from, or more favorable to CRC Press or the other Sellers, than those contained in the Mayo Agreement, it being the understanding of the parties hereto that the Sellers shall have latitude to negotiate and finalize the Mayo Agreement or a Mayo Equivalent Agreement without interference from the Buyers provided such terms are no less economically favorable to CRC Press.

2.2.                              Net Tangible Asset Adjustments.

(a)                                  Calculation of the Net Tangible Asset Adjustment.  The Purchase Price shall be adjusted on a dollar-for-dollar basis by the difference between the Net Tangible Asset Value and the Target Net Asset Value.  “Net Tangible Asset Value” means the difference between the Assets, other than the Excluded Assets, that are included on the face of a consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”) as of the Closing Date less (i) goodwill, all Intellectual

Property and any other intangibles of any kind or nature as of the Closing Date (as reflected on a consolidated balance sheet of the Sellers prepared in accordance with this Section 2.2) and (ii) the Assumed Liabilities, that are included on the face of a consolidated balance sheet prepared in accordance with GAAP as of the Closing Date; provided that, the terms Assets and Assumed Liabilities shall include all assets (including any cash and cash equivalents) and all liabilities of Parthenon Ltd. of a type that would normally appear on a balance sheet solely for purposes of the calculation of Net Tangible Asset Value under this Section 2.2.  The Net Tangible Asset Value shall be prepared and calculated consistent with the Sellers’ past practices, and using the same principles, policies, practices, procedures, methods and estimates as those used by the Sellers in preparing the Annual Financial Statements provided that such practices, principles, policies, procedures, methods and estimates are in accordance with GAAP.  “Target Net Asset Value” means $17,504,000, which the parties hereto acknowledge based upon the amounts set forth in the Seller’s financial statements is the Net Tangible Asset Value as of September 30, 2002.  Such Purchase Price adjustment shall be paid as set forth in Section 2.2(b) and (e) below.

(b)                                 Estimated Net Tangible Asset Value.  Not less than five (5) business days prior to the Closing Date, CRC Press shall deliver a certificate setting forth the Sellers’ good faith estimate of the Net Tangible Asset Value (“Estimated Net Tangible Asset Value”).  If the Estimated Net Tangible Asset Value is less than the Target Net Asset Value, the Purchase Price to be paid on the Closing Date shall be decreased on a dollar-for-dollar basis by the difference between the Target Net Asset Value and the Estimated Net Tangible Asset Value.  If the Estimated Net Tangible Asset Value is greater than the Target Net Asset Value, the Purchase Price to be paid on the Closing Date shall be increased on a dollar-for-dollar basis by the difference between the Estimated Net Tangible Asset Value and the Target Net Asset Value.  The amount by which the Purchase Price is adjusted pursuant to this Section 2.2(b) is herein referred to as the “Closing Date Adjustment.”

(c)                                  Post Closing Adjustment.  Not later than one hundred twenty (120) days after the Closing Date, and provided that the Sellers have complied with their obligations under Section 2.2(d), the Buyers shall prepare and deliver to the Sellers a certificate setting forth the Net Tangible Asset Value (the “Closing Statement”).  The Closing Statement shall be prepared by a nationally recognized firm of independent public accountants and shall be prepared on a basis that is consistent with GAAP, and using the same principles, policies, practices, procedures, methods required to be used to calculate the Net Tangible Asset Value.

(d)                                 Closing Calculation.

(i)                                     The Sellers shall fully cooperate with the Buyers and its agents in the calculation of the Closing Statement and the Net Tangible Asset Value and shall provide all such information reasonably requested by or on behalf of the Buyers or their independent public accountants to prepare the Closing Statement.  The Sellers shall be entitled to full access to the relevant records and working papers prepared by or for the Buyers or their independent public accountants to aid in their review of the calculation of the Net Tangible Asset Value set forth on the Closing Statement.  If any of the Sellers take exception to the calculation of the Net Tangible Asset Value as reflected on the Closing Statement, such Seller shall, within forty-five (45) calendar days after receipt of the Closing Statement, give written notice (the “Sellers’ Objection”) to the Buyers, setting forth the specific basis of the Sellers’ Objection in reasonable detail and, to the extent practicable, the adjustments to the Closing Statement which any such Seller believes should be made.  Failure to so notify the Buyers shall constitute acceptance and approval of the Closing Statement by the Sellers and any items not timely disputed by the Sellers shall be deemed to be accepted by the Sellers.  If the Buyers agree that any change proposed by any Sellers is appropriate, such change shall be made to the Closing Statement and shall be incorporated into the Adjusted Closing Statement (as defined below).

(ii)                                  The Buyers shall have thirty (30) calendar days after receipt of the Sellers’ Objection in which to give written notice (the “Buyers’ Objection”) to the Sellers, setting forth the basis of the Buyers’ Objection in reasonable detail and, to the extent practicable, the adjustments to the Sellers’ Objection which the Buyers believe is appropriate.  Failure to so notify the Sellers shall constitute acceptance and approval of the Sellers’ Objections and any items not timely so disputed by the Buyers shall be deemed to be accepted by the Buyers.  Within ten (10) calendar days after the date on which the Buyers give the Sellers the Buyers’ Objections or, in the event there is no Buyers’ Objections, within thirty (30) calendar days following receipt of the Sellers’ Objections, the Closing Statement, together with any changes thereto agreed to by the Buyers and the Sellers, but excluding any items that remain in dispute between the Buyers and the Sellers, shall be incorporated by the Buyers into an adjusted Closing Statement (the “Adjusted Closing Statement”) and delivered by the Buyers to the Sellers.  The Closing Statement, as finally determined, accepted, deemed accepted or agreed pursuant to this Section 2.2 shall be referred to as the “Final Closing Statement.”

(iii)                               If the Buyers deliver the Buyers’ Objections to the Sellers, and if the Sellers and the Buyers are able, within fifteen (15) calendar days after receipt by the Sellers of the Adjusted Closing Statement, to resolve the disputed exceptions, the Adjusted Closing Statement, as modified by such items as to which the Sellers and the Buyers shall agree, shall become the Final Closing Statement for purposes of this Section 2.2.  If the Buyers deliver the Buyers’ Objections to the Sellers, and if the Sellers and the Buyers are unable, within fifteen (15) calendar days after receipt by the Sellers of the Adjusted Closing Statement to resolve the disputed exceptions, such disputed exceptions will be referred to a firm of independent certified public accountants (the “Independent Accounting Firm”) mutually acceptable to the Sellers and the Buyers.  The Sellers and the Buyers shall be foreclosed from presenting to the Independent Accounting Firm for consideration any item not disputed in accordance with the terms of Section 2.2(d) hereof.  The Independent Accounting Firm shall determine as promptly as practicable, and in any event within sixty (60) days of its selection, the manner in which such item or items should be treated on the Final Closing Statement, provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by the Sellers, on the one hand, and the Buyers, on the other hand.  The Independent Accounting Firm shall determine any disputed exception in accordance with the provisions of this Section 2.2, including Section 2.2(a) and 2.2(c).  The Independent Accounting Firm shall prepare and deliver, within sixty (60) days of its selection, to the Buyers and the Sellers a written report setting forth the net change to the Net Tangible Asset Value as shown in the Adjusted Closing Statement that results from its determinations regarding the resolution of such disputed items.  The Adjusted Closing Statement, as modified by such determinations, shall become the Final Closing Statement for purposes of this Section 2.2.  Such accounting and determinations by the Independent Accounting Firm shall be binding and conclusive on the parties.  The fees and any expenses of the Independent Accounting Firm shall be shared equally by the Sellers and the Buyers.  In the event a party does not comply with the procedure and time requirements contained herein, the Independent Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

(e)                                  During the period of any dispute with respect to the application of this Section 2.2, the Buyers shall provide the Sellers and the Sellers shall provide the Buyers and their representatives with reasonable access to the books, records, facilities and employees of the Buyers and the Sellers, as the case may be, which relate to the Closing Statement or which may be useful in connection with any dispute under this Section 2.2, and shall cooperate with each other to the extent reasonably requested by each other to investigate the basis for such dispute.  In addition, the Sellers and the Buyers will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to issue its written report.

(f)                                    Payment of Purchase Price Adjustment.  In the event the Actual Adjustment (as defined below) is less than the Closing Date Adjustment, the Sellers shall pay the Buyers the difference between the Actual Adjustment and the Closing Date Adjustment.  In the event the Actual Adjustment is greater than the Closing Date Adjustment, the Buyers shall pay the Sellers the difference between the Actual Adjustment and the Closing Date Adjustment.  “Actual Adjustment” shall mean the difference between (i) the Net Tangible Asset Value as reflected on the Final Closing Statement (as finally determined, accepted, deemed accepted or agreed pursuant to this Section 2.2) and (ii) the Target Net Asset Value.  Any payments pursuant to this Section 2.2(f) shall be considered adjustments to the Purchase Price for all purposes.  Payment of any adjustment to the Purchase Price pursuant to this Section 2.2(f) shall be made by wire transfer to an account designated by the Sellers or the Buyers, as the case may be, in United States Dollars, in immediately available federal funds within three (3) business days after the Final Closing Statement has been determined, accepted or deemed accepted pursuant to this Section 2.2, together with interest from the Closing Date to the date of payment at the rate of 2% per annum.

SECTION 3.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND IHI

IHI and the Sellers, jointly and severally, represent and warrant to each of the Buyers, subject to a correspondingly numbered section of the disclosure schedule delivered to the Buyers (the “Disclosure Schedule”), as follows and in relation to Parthenon Ltd., in the terms of Sections 3.8 insofar as it relates to Parthenon Ltd. and Sections 3.13, 3.15 and 3.18 hereof (as if such representations and warranties referred to Parthenon Ltd.), and in the terms of those representations and warranties contained in schedule 4 to the Share Purchase Agreement, dated as of May 15, 2001, between David George Thomas Bloomer and Paula Frances Bloomer and CRC Press (U.K.) (the “Parthenon Acquisition Agreement”) which shall be incorporated in their entirety (but subject to the variations set out in Schedule 3.1(d) hereto) into this Agreement as if those representations and warranties were repeated in this Agreement, as of today’s date; provided, however, that neither IHI nor the Sellers make any representation or warranty with respect to the Excluded Assets:

3.1.                              Corporate Existence.

(a)                                  IHI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  CRC Press and CRC Press (U.K.) are each limited liability companies duly organized and validly existing and in good standing under the laws of the State of Delaware. Each of the foregoing has the requisite power and authority to own, lease and operate the properties and assets being sold by it hereunder and to carry on its business as the same is now being conducted.

(b)                                 Parthenon Inc. is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey and has the requisite power and authority to own, lease and operate the properties and assets being sold by it hereunder and to carry on its business as the same is now being conducted.

(c)                                  Each of IHI and Sellers is duly authorized, qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in every jurisdiction where, by reason of the nature of its business, the failure to be so qualified would have a Material Adverse Effect.  For the purpose of this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect upon the Business, financial condition or results of operations of the Sellers and its subsidiaries taken as a whole or on the ability of the Sellers to consummate the transactions contemplated hereby, other than seasonal changes, changes relating to the U.S. economy in general or changes relating to the industry in which the Sellers operate in general (which are of only a temporary nature having such effect for no more than six weeks) and do not affect such party disproportionately.

(d)                                 Parthenon Ltd. is duly authorized, qualified or licensed to do business as a foreign entity and is in good standing in every jurisdiction where, by reason of the nature of its business, the failure to be so qualified would have a Material Adverse Effect.

3.2.                              Corporate Authority.  This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by (a) IHI, (b) Information Ventures L.L.C., the sole member of CRC Press, (c) CRC Press, the sole member of CRC Press (U.K.), (d) the Board of Directors of Parthenon Inc. and (e) Liquent Limited, the sole stockholder of Parthenon Inc.  This Agreement and the consummation of all the transactions provided for herein have been duly authorized by all requisite corporate, limited liability company, stockholder or other action prior to the Closing by the Sellers and IHI, and the Sellers and IHI each have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.  This Agreement has been duly executed and delivered by the Sellers and IHI and constitutes a valid and legally binding obligation of each Seller and IHI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the enforcement of creditor’s rights and to general principles of equity.  The execution and delivery of this Agreement by the Sellers and IHI and the consummation by the Sellers and IHI of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Incorporation or bylaws of IHI, the Certificate of Formation or Limited Liability Company Agreement of CRC Press or CRC Press (U.K.) or the Certificate of Incorporation or By-laws of Parthenon Inc., or result in any breach or constitute any default under, or

Encumbrance upon, any material Contract (including those set forth in Section 3.8 of the Disclosure Schedule) or indenture, mortgage, lease, license, grant or note to which the Sellers and/or IHI is subject or is a party.

3.3.                              Governmental Approvals; Consents.  The Disclosure Schedule at Section 3.3 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement or all other documents contemplated hereunder by the Sellers or the performance by the Sellers of their obligations hereunder or thereunder. The execution and delivery of this Agreement and all other documents contemplated hereunder do not violate any order, judgment or decree to which IHI and the Sellers are subject.  No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of the Sellers, threatened against IHI and/or the Sellers which would enjoin or delay the transactions contemplated hereby.  No consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or right of termination in favor of, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any person which is necessary in order to take a specified action or actions in a specified manner or to achieve a specified result (“Consents”) is or has been required on the part of IHI or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for (a) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott Act and notification pursuant to, and appropriate clearances (or deemed clearances) having been obtained in respect of the German Act against Restraints of Competition and the Austrian Cartel Act, and (b) such Consents, the failure of which to obtain or make would not have a material adverse effect upon any Asset or which have already been obtained.

3.4.                              Financial Statements.  Section 3.4 of the Disclosure Schedule contains a copy of the consolidated unaudited balance sheet of CRC Press as of December 31, 2002 and the related statements of income for the fiscal year ended on such date (the “Annual Financial Statements”), which consolidates the financial statements of all of the Sellers and Parthenon Ltd.  The Annual Financial Statements present fairly the consolidated financial condition and the results of the operations of CRC Press as of the date of and for the periods covered by such statements and all adjustments which management considers are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made.  All estimates and projections used in the preparation of the Annual Financial Statements are based upon reasonable assumptions.  The Annual Financial Statements have been prepared in accordance with GAAP as in effect as of the date thereof except for the absence of a statement of cash flows and footnotes.  Section 3.4 of the Disclosure Schedule also contains the consolidated unaudited balance sheet of CRC Press as of January 31, 2003 (the “Accounts Date”) and the related statements of income for the one-month period ending on such date (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).  The Interim Financial Statements present fairly the consolidated financial condition of CRC Press as of the date of and for the periods covered by such statements, subject to normal recurring adjustments.  The Interim Financial Statements have been prepared in accordance with GAAP as in effect on the date thereof, except for the absence of a statement of cash flows and footnotes.

3.5.                              Absence of Undisclosed Liabilities.  The Sellers have no material obligations with respect to the Business, absolute or contingent, known or unknown, which are not shown or provided for on the Annual Financial Statements, the Interim Financial Statements or the Final Closing Statement, other than liabilities incurred in the ordinary course of business or liabilities that shall not have been incurred or accrued in violation of Section 3.6 hereof.  Except as shown in the Annual Financial Statements, the Interim Financial Statements or the Final Closing Statement, the Sellers are not, directly or indirectly, liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

3.6.                              Absence of Changes.

(a)                                  Since the Accounts Date, there has not been:

(i)                                     any material loss, damage, destruction, or other casualty to the Assets (whether or not insurance awards have been received or guaranteed);

(ii)                                  any change in any method of accounting or accounting practice of any of the Sellers; or

(iii)                               any material changes in financial position or any event that has had or is reasonably likely to have a Material Adverse Effect.

(b)                                 Since the Accounts Date, the Sellers have operated the Business in the ordinary course of business and consistent with past practice and have not:

(i)                                     incurred any material Obligation relating to the operations of the Sellers or assumed, guaranteed or otherwise become liable for any Obligation of any person on behalf of or relating to the Business, except in the ordinary course of business consistent with past practice; or

(ii)                                  failed to discharge or satisfy any lien or pay or satisfy any Obligation arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and except for Permitted Liens;

(iii)                               placed or permitted to occur an Encumbrance upon any of the Assets, except for Permitted Liens;

(iv)                              sold or transferred any of the Assets material to the Business or canceled any material debts or claims or waived any rights material to the Business, except in the ordinary course of business consistent with past practice;

(v)                                 disposed of any patents, trademarks or copyrights or any patent, trademark, or copyright applications used in the Business;

(vi)                              entered into any material transaction in connection with or relating to the Business (including any capital expenditure exceeding in total USD $30,000), except in the ordinary course of business consistent with past practice;

(vii)                           defaulted on any material Obligation;

(viii)                        incurred any material Obligation or liability for the payment of benefits related to severance, change of control, golden parachutes, continuation of employment, service, management or similar charges or other similar payments, to any other person or to any member of the Sellers; or

(ix)                                entered into any agreement or made any commitment to do any of the foregoing.

3.7.                              Real and Personal Properties.

(a)                                  The Sellers have good title to, or valid and binding leasehold interests in, the personal property included in the Assets, free and clear of all Encumbrances but subject to normal wear and tear, except: (i) as disclosed in the Financial Statements; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; (iv) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (which third party equipment leases, other than leases related to photocopiers, are set forth in Section 3.7(a) of the Disclosure Schedule) and (v) other Encumbrances (other than liens, security interests, pledges or mortgages), if any, which do not materially impair the continued use and operation of any such Assets.  Such liens, charges and Encumbrances described in clauses (i)-(v) hereof are referred to herein as (“Permitted Liens”).

(b)                                 The Sellers do not own any real property and have not owned any real property (freehold or leasehold) for which there are any contingent liabilities existing as of the date hereof.  Section 3.7(b) of the Disclosure Schedule contains a list of all leases of real property and attaches a true, complete and correct copy of the currently effective Leases, together with any and all amendments (the “Leases”) held by the Sellers inclusive of any current rentals, fees or costs payable thereunder (the “Leased Real Property”).  The Sellers have good, valid and subsisting leasehold estates in the Leased Real Property, except for Permitted Liens.  There are no payment defaults or other breaches or defaults under any Leases by the Sellers or, to the knowledge of the Sellers, by any other party thereto the effect of which would result in a liability of more than $50,000 over a twelve month period.  Each such Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the applicable Seller, as the case may be (and to the knowledge of the Sellers, each other party thereto).  The real and personal property of the Sellers is sufficient and adequate in all material respects to carry out the operations of the Business as presently conducted and as proposed by the Sellers to be conducted, and all items are in good operating condition and repair subject to normal wear and tear.

3.8.                              Contracts.

(a)                                  There are no material breaches or defaults under any Contract to which any Seller is a party, by which any Seller is bound, or pursuant to which any Seller has any rights, by the Sellers or, to the knowledge of the Sellers, by any other party thereto, nor has any Seller or, to the knowledge of the Sellers, any other party thereto, performed any act or omitted to perform any act under any such Contract which, with notice or lapse of time or both, will become or result in a breach or default thereunder.  Each such Contract is in full force and effect in all material respects and constitutes a legal, valid, and binding obligation of the applicable Seller, as the case may be (and to the knowledge of the Sellers, each other party thereto), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the enforcement of creditors’ rights and to general equity principles, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, and binding and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby.  No action, claim, suit, proceeding, or investigation is pending or, to the knowledge of the Sellers, is being or has been threatened nor has any claim or demand been made, which challenges the legality, validity, or enforceability of any such Contract.

(b)                                 No Seller has given or received written notice canceling or terminating or threatening cancellation or termination of any of the Top 25 Published Contracts and the Top 25 Unpublished Contracts.

(c)                                  Solely with respect to the Contracts described in Section 3.8(f)(B) below (the “Book Author Contracts”), such Book Author Contracts are assignable by the Sellers or Parthenon Ltd., as the case may be, without the consent of or notice to any person.

(d)                                 No Book Author Contracts are terminable by the authors (absent a breach of such Contract by the Sellers) nor do the respective authors thereto have a unilateral right to amend the applicable Book Author Contract.

(e)                                  Section 3.8 of the Disclosure Schedule sets forth (i) a list of the top 25 published author contracts of the Sellers and Parthenon Ltd. based on revenues generated for the fiscal year ended December 31, 2002 (the “Top 25 Published Contracts”), (ii) a list of the top 25 unpublished author contracts of the Sellers and Parthenon Ltd., with a publication date in 2003 and 2004 based on management projections of estimated first year revenues (the “Top 25 Unpublished Contracts”); (iii) a list, as of February 27, 2003, of all active titles (i.e., titles with sales activity in calendar years 2000 through 2002) (including those titles sold under co-publishing agreements), all unpublished book titles, all journal titles and newsletters of the Sellers and Parthenon Ltd.; (iv) all currently effective co-publishing agreements of the Sellers and Parthenon Ltd.; (v) all currently effective agreements of the Sellers relating to the use of warehouse space; (vi) all currently effective employment agreements to which any of the Sellers or Parthenon Ltd. is a party; and (vii) any provision or covenants currently or hereafter in effect (x) limiting the ability of the Sellers to (1) sell any products or services of or to any other person, (2) engage in any line of business (whether limited by geographic region or otherwise), or (3) compete with or obtain products or services from any person or (y) limiting the ability of any person to compete with or to provide products or services to the Sellers); (viii) the Contracts and

Leases requiring payments or performance of Obligations by the Seller of more than $25,000 in a one-year period.  The Buyers acknowledge and agree that neither the Sellers nor IHI make any representation or warranty with respect to (x) the accuracy of, or probability of meeting, the projections underlying the Top 25 Unpublished Contracts, (y) any revenues which may be generated by the Top 25 Unpublished Contracts or (z) the likelihood that any of the Top 25 Unpublished Contracts will actually be published.  Except as otherwise provided under this Agreement, including, without limitation, under Section 3.8(a), the Buyers acknowledge and agree that they shall have no claim against any of the Sellers, IHI or Parthenon Ltd. with respect to the foregoing clauses (x), (y) or (z) of this Section 3.8(e).

(f)                                    “Contract” means all agreements, contracts and commitments currently in effect, including the following types excepting such Contracts excluded below:  (A) any agreement with any person containing any provision or covenant currently or hereafter in effect (i) limiting the ability of the Sellers to (1) sell any products or services of or to any other person, (2) engage in any line of business (whether limited by geographic region or otherwise), or (3) compete with or obtain products or services from any person or (ii) limiting the ability of any person to compete with or to provide products or services to the Sellers, (B) all author, editor, contributor, and freelancer agreements related to the Publications, including, without limitation, the Top 25 Published Contracts and Top 25 Unpublished Contracts, (C) co-publishing, subscriber, license and distribution contracts and all other contracts, commitments, leases, purchase orders, licenses and agreements relating to the Publications, (D) all agreements with any present or former individual officer, director, member, employee, agent, consultant, or other similar representative of the Sellers, (E) any distribution, agency, management or warehouse agreement or arrangement, and (F) any other agreement (including the Parthenon Acquisition Agreement), contract or commitment requiring payments or performance of Obligations by the Sellers of more than $25,000 in a one-year period.  Contracts shall not include (and the Buyers shall not assume pursuant to the terms hereof) (i) any agreements, contracts or commitments which relate primarily to the Excluded Assets or the Excluded Liabilities or (ii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument of or by the Sellers relating to the borrowing of money or extension of credit or any guarantee of the obligations of third parties except that the Buyers shall be entitled to the rights of, but not the Obligations under, any of the foregoing granted in favor of the Sellers.

(g)                                 There are no Obligations of the Sellers that arise, occur or are triggered, either automatically or upon notice, by reason of, upon, or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or that give any person a right or permits any person to assert or claim any Obligation against Sellers, the Assets or any other person either automatically or upon notice, by reason of, upon, or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, any golden parachute payment, change of control payment, continuation of employment payment, prepayment of obligations, penalties, fines or premiums.

3.9.                              Litigation, Default.  There are no and have not been, during the three (3) years ending on the date of this Agreement, any actions, suits, proceedings (whether adjudicatory, criminal, administrative, rulemaking, licensing, or otherwise) or investigations pending in relation to the Sellers and/or IHI or involving or relating to the Business or the Assets or, to the knowledge of the Sellers, threatened in law or in equity, by or before any court, governmental or regulatory agency, domestic or foreign tribunal or arbitrator, in any jurisdiction.  The Sellers are not subject to, or in default under, any material judgment, order, injunction or decree of any court, government agency, tribunal or arbitration.

3.10.                        Intellectual Property Rights.

(a)                                  The Sellers own exclusively and solely, or have the valid right to use, and have good and marketable title to all of the Seller Intellectual Property, free and clear of all Encumbrances, and in no material respects is any other Intellectual Property used to operate the Business as currently conducted.  None of the Seller Intellectual Property or the commercially available off-the-shelf software used in the Business, or any of the past or current uses of the Seller Intellectual Property or the commercially available off-the-shelf software used in the Business by any of the Sellers, has violated or infringed upon or interfered with, or is violating or infringing upon or interfering with, any Intellectual Property or any right, title or interest in or to any commercially available off-the-shelf software of any person or entity, with the exception of such violation or infringement as would be reasonably expected to result in a loss, liability, damages, judgment, or settlement of less than $25,000.  To the knowledge of Sellers, no person is violating or infringing upon or interfering with, or has violated or infringed upon or interfered with at any time, any Seller Intellectual Property.

(b)                                 Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of all (i) registered trademarks, service marks, and copyrights of the Sellers and of Parthenon Ltd., and patents (including, without limitation, reissues and reexamined patents, substitutes, divisions, continuations, continuations-in-part, renewals, and extensions) of the Sellers and of Parthenon Ltd., (ii) trademark, service mark, copyright, and patent applications (including, without limitation, applications for provisional patents and patent reissues, reexaminations, substitutes, divisions, continuations, continuations-in-part, renewals, and extensions) of the Sellers and of Parthenon Ltd., and (iii) filings with any governmental authority regarding trademarks, service marks, copyrights, and patents (including, without limitation, reissues and reexamined patents, substitutes, divisions, continuations, continuations-in-part, renewals, and extensions) owned, held, or used by the Sellers and of Parthenon Ltd. (except as listed pursuant to foregoing subsections (i) or (ii)).

(c)                                  Section 3.10(c) of the Disclosure Schedule sets forth a complete list of all material licenses, sublicenses, and other Contracts concerning the Seller Intellectual Property and all commercially available off-the-shelf software used in the Business.

(d)                                 None of the Sellers has disclosed, made available, or delivered any trade secret or computer software (in object code or source code), programs, systems, algorithms, menu structures, syntax, and applications to any person to the detriment of the Sellers for the benefit of any person other than the Sellers.  None of the Seller Intellectual Property owned by any of the Sellers is registered in the name of any one or more persons or entities other than the Sellers, including, without limitation, any one or more current or former owners, shareholders, partners, directors, executives, officers, employees, salesmen, agents, customers, representatives or contractors of any Seller, nor does any such person have any right to royalty payments therein or thereto.  No Consent or permission is required from any person for the Sellers to fully exploit any and all customer information or lists, prospective customer information or lists, or supplier information or lists included in the Assets, other than the Excluded Assets.

(e)                                  Set forth on Schedule 3.10(e) of the Disclosure Schedule are all Internet domain names owned, held, registered, or used by any Seller or by Parthenon Ltd.  The Sellers or Parthenon Ltd., as the case may be, are the registrants of all such domain names (and the applicable Seller or Parthenon Ltd. is identified as such in the records of the applicable domain name registrars), and all registrations of domain names are current and in good standing until such dates as set forth on Schedule 3.10(e) of  the Disclosure Schedule.  No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any such domain name, any registration therefor, or any right of any Seller thereto (including, but not limited to, the right to use a domain name).  For a period of one (1) year following the Closing Date, the Sellers shall provide prompt written notice to the Buyers of each written notice or communication received by any Seller from an Internet domain name registrar or registry pertaining to such domain names.

(f)                                    To the extent that any Seller has any right or license to reproduce, perform, display, distribute, publish, or prepare derivative works based upon a Publication, the Sellers shall, in all material instances, have the right and license to so reproduce, perform, display, distribute, publish, or prepare derivative works based upon the Publication, in whole or in part, by any and all means and in any and all media, forms, and formats, now known or developed in the future, including, but not limited to, paper, electronic, digital, magnetic, optical, and other means, media, forms, and formats, and to do so separately, in combination with other works, or as part of a compilation of works, collective work, database of works, or new work or works, whether or not such other work or works or resulting work or works are in the same medium, form, or format as the work of authorship as delivered to any Seller.

(g)                                 To Sellers’ knowledge, consistent with past practices, there is no foreseeable reason why publishing or other deadlines for the publication or distribution of any issue or edition of any of the Publications will not be met.  No Seller has received written notice of any objection from any person to the carrying on of the business of any of the Sellers under the name of any of the Publications.

(h)                                 To the extent that any Seller Intellectual Property or Intellectual Property used by Parthenon Ltd. in the ordinary course of its business is computer software (in object code or source code), programs, systems, algorithms, menu structures, syntax, or applications owned, developed, or under development by any Seller or Parthenon Ltd., Schedule 3.10(h) of the Disclosure Schedule sets forth a description of each, the language in which each is written, and the type of hardware platform(s) on which each runs.  With respect to the foregoing, (a) the Sellers maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases and versions thereof, (b) it can be maintained and modified by reasonably competent programmers familiar with such language and hardware, and (c) it operates in accordance with the user manuals and technical documentation therefor without material operating defects.  No portion of any such computer software (in object code or source code), programs, systems, algorithms, menu structures, syntax, or applications owned, developed, or under development by any Seller or Parthenon Ltd., and, to the knowledge of the Sellers and Parthenon Ltd., no portion of any such computer software (in object code or source code), programs, systems, algorithms, menu structures, syntax, or applications not owned, developed, or under development by any Seller or Parthenon Ltd., contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases software, hardware, or data without the consent of the user, or that is intended or designed to do so.

3.11.                        Insurance.  The insurance contracts (the “Policies”) maintained by the Sellers are substantially consistent with industry standards, the requirements of any applicable leases and are in at least the minimum amounts required by, and are otherwise sufficient for purposes of, any currently applicable law.  Each of the Policies is valid and enforceable.

3.12.                        Tax Matters.

(a)                                  For purposes of this Agreement (except in the case of the Parthenon Tax Warranties and the Parthenon Tax Covenant), “Taxes” shall mean (i) any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, transfer, excise, value added, estimated, stamp, alternative or add- on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a party to any agreement or any express or implied obligations to indemnify any other person.  For purposes of this Agreement, “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.  “Post-Closing Tax Period” shall mean any Tax period or portion thereof commencing after the Closing Date.  For purposes of this Agreement, “Pre-Closing Tax Period” shall mean any Tax period or portion thereof ending on or before the Closing Date.

(b)                                 There are no Tax liens with respect to the Assets other than for Taxes not yet due and payable.

(c)                                  The Sellers have timely paid all material Taxes payable for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a lien on any Asset, or would result in the Buyers becoming liable or responsible therefor.

(d)                                 The Sellers have withheld from the salaries, wages, and other compensation of any Employee (or former employees) or independent contractor related to the Business all material Taxes related to the Business and required to be so withheld, for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired, and all forms W-2 and 1099 with respect thereto have been properly completed and filed.

(e)                                  All documents which are in the possession or under the control of the Sellers and which are necessary to establish the title of the Sellers to any of the Assets and which attract stamp duty in the United Kingdom have been duly stamped.

(f)                                    CRC Press U.K. is registered for the purposes of the Value Added Tax Act 1994 in respect of the U.K. Business carried on by it and has complied in all material respects with the terms of that Act and all regulations made and notices issued thereunder.  CRC Press U.K. has not elected to waive the exemption pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 in respect of any of the Leased Real Properties situated in the U.K.  CRC Press U.K. has not in relation to the U.K. Business carried on by it made any exempt supplies such that it is unable to obtain full credit for input tax paid or suffered by it and the Assets of the U.K. Business carried on by CRC Press U.K. include no capital items within the meaning of Part XV of the Value Added Tax Regulations 1995.

(g)                                 For the avoidance of doubt, this Section 3.12 shall not include any representation or warranty in relation to the tax affairs of Parthenon Ltd., which shall be dealt with in the Parthenon Tax Warranties.

3.13.                        Employment and Benefits.

(a)                                  Labor Controversies.  (i) The Sellers are each in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and health and safety; (ii) there is no unfair labor practice charge or complaint, question concerning representation, or compliance proceeding against the Sellers pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Sellers; and (iv) none of the Sellers are a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Sellers or Parthenon Ltd. is currently being negotiated and, to the knowledge of the Sellers, there is no activity or Proceeding by any labor organization or other group seeking to represent the Employees or to organize any of the Employees.

(b)                                 Employee Benefit Plans.

(i)                                     For purposes of this Agreement, “Benefit Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”), including, without limitation, “multiemployer plans” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA).  Section 3.13(b)(i) of the Disclosure Schedule sets forth a list of each Benefit Plan as to which both (A) any employee of the Sellers or Parthenon Ltd. (collectively, the “Employees”), or former employees, has any present or future right to benefits and (B) the Sellers or Parthenon Ltd. have any present or future liability (each, a “Seller Benefit Plan”).

(ii)                                  With respect to each Seller Benefit Plan, the Sellers have made available to the Buyers a copy or written description thereof.

(iii)                               Each Seller Benefit Plan has been established and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, in all material respects.

(iv)                              Neither the Sellers nor Parthenon Ltd. sponsors, contributes to or has any liability with respect to any Benefit Plan subject to Title IV of ERISA.

(v)                                 Neither the Sellers nor Parthenon Ltd. sponsors, contributes to or has any liability with respect to any medical, health or dental benefits plan or program under which benefits are paid in full or in part from its general assets.

(vi)                              Neither the Sellers nor Parthenon Ltd. sponsors, contributes to or has any liability respect to any “excess benefit plan”, as described in  Section 4(b)(5) of ERISA or “deferred compensation” plan or program as described in Section 301(a)(3) of ERISA.

(c)                                  Employment Contracts.  Except as set forth at Section 3.13(e) of the Disclosure Schedule, there are no employment contracts between the Sellers or Parthenon Ltd., on the one hand, and the Employees, on the other hand, other than contracts representing the standard terms and conditions of employment prevailing between the Sellers, Parthenon Ltd. and their respective Employees.

(d)                                 Payment of Wages and Benefits.  As of February 21, 2003, the Sellers had paid all salaries, wages, bonuses, vacation pay, miscellaneous employee benefit expenses, employer’s portion of Social Security, Medicare premiums, federal and state employment taxes, healthcare and workers’ compensation costs and state unemployment taxes with respect to all of their Employees (and former employees) and to all Employees (and former employees) due and payable as of such date and the Sellers have and will continue to pay all such amounts as they become due and payable through Closing.

(e)                                  Names, Pay Rates, and Work Locations.  Section 3.13(e) of the Disclosure Schedule lists all of the Employees and (a) their titles, if any; (b) their work locations; (c) their dates of hire; (d) their current salaries or wages; (e) any specific bonus, commission or incentive plans or agreements for or with them; and (f) any outstanding loans or advances made to them.

(f)                                    U.K. Employment.  (i) Schedule 3.13(f) lists all Employees of the U.K. Business (the “TUPE Employees”) and the Employees of Parthenon Ltd. (together, the “Transferred U.K. Employees”) and no persons other than the Transferred U.K. Employees are employed by Parthenon Ltd. or are employees of the U.K. Business.  (ii) The Disclosure Schedule contains copies of all the:  (x) standard terms and conditions, staff handbooks and policies which apply to the Transferred U.K. Employees; and (y) terms of employment which apply to the Transferred U.K. Employees and which are variations from the standard terms and conditions.  (iii) Save as specified in the Disclosure Schedule the Sellers have not entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with those of the Transferred U.K. Employees.  (iv) IHI and the Sellers have not entered into any agreement and no event has occurred which may involve IHI and the Sellers in the future acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) (the “U.K. Employment Legislation”) may apply thereto.  (v) Within the one (1) year preceding the date hereof, IHI and the Sellers have not been engaged or involved in any trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) (“TULR (C)A”) with any Transferred U.K. Employee, trade union, staff association or any other body representing any Transferred U.K. Employee.  (vi) Save as set out in the Disclosure Schedule, in relation to the TUPE Employees,

IHI and the Sellers have complied with its or their obligations to inform and consult with trade unions and other representatives of workers under the U.K. Employment Legislation.  (vii) Save as set forth in the Disclosure Schedule,  no Transferred U.K. Employee:  (x) has given or received notice to terminate his employment; and (y) is on secondment, maternity leave or absent on long term sickness or other leave of absence; and there are no outstanding offers of employment or engagement to work in the U.K. Business and no person has accepted such an offer but not yet taken up the position accepted.  (viii) Save as set out in the Disclosure Schedule, no TUPE Employee has indicated any objection to the transfer of the Business to the Buyer under the U.K. Employment Legislation, and as far as IHI and the Sellers are aware no such objection is pending or threatened.

(g)                                 U.K. Pensions.  The Sellers: (i) have no obligations (whether legally binding or not) to: (a) pay any pension; or (b) make any other payment on or after retirement or death or during periods of sickness or disability (whether of a temporary or permanent nature); or (c) otherwise to provide “relevant benefits” (within the meaning of section 612 Taxes Act 1988) to, or in respect, of any of the Transferred U.K. Employees (or their spouses or dependants); and (ii) are not a party to or obliged to contribute to any scheme or arrangement (including a personal pension scheme as defined in section 630 Taxes Act 1988) having as its purpose or one of its purposes the making of any such payments, or the provision of any such benefits, as are mentioned in sub-paragraph (a) above.  No undertaking or assurance has been given to any of the Transferred U.K. Employees (or their spouses or dependants) as to the continuance or introduction or improvement of any benefits referred to in this Section 3.13(g) which the Sellers would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so.

3.14.                        Permits, Licenses and Franchises.  All material permits, licenses, approvals, franchises, authorizations, exemptions, classifications, registrations, and similar documents or instruments issued by any governmental entity to any Seller necessary for the Business as currently conducted (collectively, the “Permits”), are listed in Section 3.14 of the Disclosure Schedule.  All Permits are valid and in full force and effect.  Each Permit has been duly obtained and, to the knowledge of the Sellers is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any material respect.  The Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and as has been proposed by the Sellers to be conducted, and none of the operations of the Business is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Permit was granted.  The Sellers are in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is no pending or, to the knowledge of the Sellers, threatened, revocation or involuntary non-renewal of any such Permit.

3.15.                        Environmental Laws.  Each of the Sellers in relation to the Assets (including for the avoidance of doubt the Transferred U.K. Employees) and Parthenon Ltd. and/or the Business, has obtained, maintained in effect and is in compliance with and has no liability under all licenses, permits, registrations, approvals and other authorizations required under all applicable Laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to health, safety (including worker safety) or to the protection of the environment, including without limitation, natural resources (all such Laws, regulations, licenses, Permits, registrations, approvals, authorizations and requirements being collectively referred to as “Environmental Laws”) and is, and has been, in compliance with all and has no liability (including liability to upgrade premises or work places) under Environmental Laws (whether or not enforced), except where the failure to obtain, maintain or comply or the liability would not have a Material Adverse Effect.  Without prejudice to the generality of the foregoing, there has been no release or, to the knowledge of the Sellers, threatened release of any Hazardous Material to the environment originating at, on, from or in connection with any of the Leased Real Property or properties owned, used or occupied by Parthenon Ltd. at any time, or the Sellers’ or Parthenon Ltd.’s operations thereat during the period that the Sellers have owned, used, leased or occupied the same, except for any such releases that would not have a Material Adverse Effect.  Neither the Sellers nor Parthenon Ltd. have received written notice of nor, to the knowledge of Sellers, is there any alleged violation of or liability under any Environmental Laws in connection with the present or past businesses or properties of the Sellers or Parthenon Ltd., including without limitation off-site waste disposal, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, proceeding, citation, summons or government agency investigation relating thereto, except, in any case, for any such matters that would not have a Material Adverse Effect.  This Section 3.15 is the sole and exclusive representation as to environmental matters.  To the extent (and only to the extent) that the foregoing warranties of this Section 3.15 are made in relation to Parthenon Ltd., such warranties shall be read to the extent they relate to Parthenon Ltd. as though prefaced and/or limited by the words “to the knowledge of the Sellers” and for the avoidance of doubt, the foregoing provision shall not apply generally in relation to the warranties at Section 3.15 and not to any other warranties in this Agreement.

3.16.                        Compliance with Laws.  The Business and operations of the Sellers have not been, and are not being, conducted in violation in any material respect of any applicable Laws.  No Seller has received written notice of any violations of Laws, the effect of which would be material to the Business or to any of the Assets.

3.17.                        Material Assets.  The Assets are in the possession of the Sellers and represent in all material respects all of the property that is necessary to the conduct of the Business as now conducted and as presently contemplated to be conducted by the Sellers.  There are no Assets other than the Excluded Assets used by, or owned by, the Sellers that are not being sold hereunder to the Buyers.

3.18.                        Finders; Brokers.  With the exception of fees and expenses payable to The Van Tulleken Company, which shall be the Sellers’ sole responsibility, the Sellers are not a party to any agreement with any finder or broker or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or anything in it.

3.19.                        No Other Representations and Warranties.  Except for the representations and warranties of the Sellers, neither IHI nor any Seller, or any other person, makes any other express or implied representation or warranty on behalf of the Sellers or IHI, including, without limitation, representations or warranties as to the probable success or profitability of the ownership, use or operation of the Assets by the Buyers after the Closing.

SECTION 4.
REPRESENTATIONS OF THE BUYERS

The Buyers, jointly and severally, represent and warrant as follows:

4.1.                              Corporate Existence.

(a)                                  The U.S. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the Assets and to carry on its business as the same is now being conducted.  The U.S. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction where, by reason of the nature of its business or the character of the Assets, the failure to be so qualified would have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

(b)                                 The U.K. Buyer is a private company limited by shares and organized under the laws of England and Wales, duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the Assets and to carry on its business as the same is now being conducted.  The U.K. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction where, by reason of the nature of its business or the character of the Assets, the failure to be so qualified would have a Buyer Material Adverse Effect.

4.2.                              Corporate Authority.  This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the respective Board of Directors of the Buyers and have been duly authorized by all requisite corporate, shareholder or other action prior to Closing by the Buyers, and each of the Buyers have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.  This Agreement has been duly executed and delivered by the Buyers, and constitutes a valid and legally binding obligation of each of the Buyers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the enforcement of creditor’s rights and to general principles of equity.  The execution and delivery of this Agreement by the Buyers or the consummation by the Buyers of the transactions contemplated, hereby will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the U.S. Buyer or the Memorandum or Articles of Association of the U.K. Buyer, or result in any breach or constitute any default under, or Encumbrance upon, any material contract or indenture, mortgage, lease, license, grant or note to which the Buyers are subject or are a party.

4.3.                              Governmental Approvals; Consents.  The execution and delivery of this Agreement and all other documents contemplated hereunder do not violate any order, judgment or decree to which the Buyers are subject.  No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative Proceeding is pending or, to the knowledge of the Buyers, threatened against the Buyers which would enjoin or delay the transactions contemplated hereby.  No Consent is or has been required on the part of the Buyers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for (a) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott Act and notification pursuant to, and appropriate clearances (or deemed clearances) having been obtained in respect of the German Act against Restraints of Competition and the Austrian Cartel Act, and (b) such Consents, the failure of which to obtain or make would not have a Buyer Material Adverse Effect.

4.4.                              Finders; Brokers.  Neither Buyer is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

4.5.                              Financial Capacity.  The Buyers have in hand cash or have obtained a commitment letter from a lender satisfactory to the Buyers (the “Buyers’ Lender”) sufficient for financing the transactions contemplated by this Agreement (the “Financing Commitment”).

4.6.                              No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, neither of the Buyers nor any other person makes any other express or implied representation or warranty on behalf of the Buyers.

SECTION 5.
AGREEMENTS OF THE BUYERS AND THE SELLERS

5.1.                              Operation of the Business.  Except as disclosed in Section 5.1 of the Disclosure Schedule, the Sellers covenant that until the Closing they will, and will cause Parthenon Ltd. to, in a manner consistent with their respective past practices, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of their authors, suppliers, customers and other businesses having business relationships with any of them, with a view toward preserving for the Buyers to and after the Closing Date the Business, the Assets and the goodwill associated therewith.  Until the Closing Date, the Sellers shall (i) use their commercially reasonable efforts to maintain all their or Parthenon Ltd.’s tangible assets owned or used by Sellers in the Business in good condition and repair (subject to normal wear and tear), (ii) maintain their and Parthenon Ltd.’s insurance policies and Permits in connection with or relating to the Business in full force and effect, (iii) use their commercially reasonable efforts to repair, restore or replace any of their or Parthenon Ltd.’s assets used in the Business that are damaged, destroyed, lost or stolen, (iv) use their commercially reasonable efforts to comply with all applicable Contracts, Permits and laws, including without limitation, common law, rules, ordinances, codes and regulations of any national (U.S. or foreign), state or local government, agency or body in any jurisdiction (“Laws”) relating to or for the benefit of the Business, (v) properly file all Tax Returns, annual reports and other returns and reports required to be filed by them with respect to the Business or Assets, and (vi) fully pay when due all Taxes and fees payable by them or Parthenon Ltd. with respect to the Business or Assets.  The Sellers shall maintain and shall cause Parthenon Ltd. to maintain their corporate existence and good standing in their respective jurisdictions of incorporation or organization.  Until the Closing Date, the Sellers shall, and shall cause Parthenon Ltd. to, continue to operate and conduct the Business in the ordinary course, and maintain their respective Books and Records in accordance with past practice and will not, without the prior written approval of the Buyers, except as set forth in Section 5.1 of the Disclosure Schedule or with respect to the Excluded Assets or Excluded

Liabilities, take any of the following actions (excluding any such actions as are consistent with the Sellers’ existing business plans and that have been disclosed to Buyers in writing):

(a)                                  sell, transfer or otherwise dispose of or encumber any of their properties (including any termination, or the giving of a notice to terminate, a lease or tenancy) or Assets, other than in the ordinary course of business;

(b)                                 cancel any material debts or waive any material claims or rights, except in the ordinary course of business;

(c)                                  increase or grant any increase in the compensation of officers or Employees, except for increases (i) in the ordinary course of business and consistent with past practice, or (ii) as required by any Benefit Plan;

(d)                                 make any capital expenditure or commitment, other than (i) in the ordinary course of business, or (ii) pursuant to existing commitments or business plans that have been disclosed to Buyer in writing; provided, that in no event shall any capital expenditure exceed $30,000;

(e)                                  commence litigation or arbitration proceedings or, except in the normal course of business, compromise, settle, or release such proceedings or waive material rights in relation to such proceedings;

(f)                                    except with respect to endorsement of negotiable instruments in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (i) indebtedness for borrowed money incurred in the ordinary course of business or (ii) refundings of existing indebtedness;

(g)                                 create, alter, issue, acquire, reduce, repay or redeem any Parthenon Shares;

(h)                                 agree or undertake, whether in writing or otherwise, to do any of the following: (i) adopt, sponsor or enter into any new Benefit Plan or modify any existing Benefit Plan for any Employees (or former employees) or amend the terms of employment or engagement of any Employee (except in the usual course of business) or employ, engage, or terminate the employment or engagement of any Employee, except for any such termination “for cause” and except in the ordinary course of business, (ii) participate in any merger, consolidation or reorganization except with regard to Parthenon Inc., (iii) begin to engage in any new type of business or enter into a material long-term agreement or obligation outside the ordinary course of business, (iv) acquire the business or any bulk assets of any other person engaged in a business similar to the Business, (v) completely or partially liquidate or dissolve, or (vi) terminate any material part of the Business.

5.2.                              Investigation of Business.  The Buyers may, prior to the Closing Date, make or cause to be made such investigation of the Business and of the financial and legal condition of the Sellers as the Buyers deem necessary or advisable.  The Sellers will permit the Buyers and their authorized agents or representatives, including their independent accountants, to have full access to the Business, Books and Records at reasonable hours to review information and documentation relative to the properties, books, Contracts and commitments relating to the Assets and the

Assumed Liabilities.  The Buyers and their representatives will hold in confidence all confidential information obtained from the Sellers, their officers, agents, representatives or employees in accordance with the provisions of the letter dated October 24, 2002 between the Buyers and the Sellers (the “Confidentiality Letter”).

5.3.                              Mutual Cooperation; No Inconsistent Action.

(a)                                  Subject to the terms and conditions hereof, the Sellers and the Buyers agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, (i) such consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”) and any similar foreign legislation (including, without limitation, the German Act against Restraints of Competition and the Austrian Cartel Act), and (ii) any Consents required for the assignment to the Buyers of the Contracts set forth in Section 5.3 of the Disclosure Schedule.

(b)                                 The Buyers and the Sellers shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act and any similar foreign legislation (including, without limitation, the German Act against Restraints of Competition and the Austrian Cartel Act).  Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U. S. or foreign governmental agency, including, without limitation, any filings necessary under the provisions of the Hart-Scott Act, the German Act against Restraints of Competition and the Austrian Cartel Act.  Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any similar foreign governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

(c)                                  The Sellers and the Buyers shall each notify and keep the other advised as to (i) any litigation or administrative Proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby and (ii) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement, provided that the failure of the Sellers or the Buyers to comply with clause (ii) shall not subject the Sellers or the Buyers to any liability hereunder except as and to the extent the Sellers or the Buyers would be responsible for a breach of such representations and warranties pursuant to Section 8 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder).  The Sellers and the Buyers shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

(d)                                 With respect to the Leases set forth in Section 5.3 of the Disclosure Schedule, if requested by the landlords thereunder in order to effect an assignment thereof, the

Buyers agree to name as an assignee, or have the Leases being assigned guaranteed by, a person with creditworthiness at least as great as that of CRC Press; provided, however, that in no event shall such person or assignee assume or be responsible for any Obligations to the extent inconsistent with the Obligations of the Buyers under this Agreement.

(e)                                  IHI and the Sellers agree to procure that the joint account described in clause 7 of the Parthenon Acquisition Agreement is terminated prior to the Closing.  To the extent that such funds have not been so returned, then such joint account shall be operated in accordance with the Buyers’ instructions following the Closing Date.

5.4.                              Public Disclosures.  Each party will issue a press release promptly after signing this Agreement, and shall give the other parties hereto an opportunity to review such press release prior to its disclosure.  Other than the issuance of such press release, the parties agree that, prior to the Closing Date, neither the Buyers nor the Sellers will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other party.  Notwithstanding the above, nothing in this Section 5.4 will preclude any party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any governmental body, authority or agency whether foreign, federal, state or local.

5.5.                              Access to Records and Personnel.

(a)                                  The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Assets and the Assumed Liabilities in their possession (the “Books and Records”) for the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order.

(b)                                 The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation.  Following the Closing, each party shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party.  The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party on a non-confidential basis prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

(c)                                  Prior to the Closing Date, and with the consent of the Sellers and Parthenon Ltd. (such consent not to be unreasonably withheld), the Sellers and Parthenon Ltd. will allow representatives of the Buyers reasonable access to the Transferred U.K. Employees in order that the Buyers can negotiate substantially equivalent terms and conditions of employment with any such Transferred U.K. Employees, which may include restrictive covenants, such terms and conditions to take effect on the Closing Date.

5.6.                              Employee Relations and Benefits.

(a)                                  Conduct Prior to Closing Date.  Prior to the Closing Date, neither the Buyers nor their respective affiliates shall take any action to cause the Sellers or Parthenon Ltd. to terminate the employment of any Employee, and neither the Sellers nor Parthenon Ltd. shall be under any obligation to terminate any Employee.

(b)                                 Continuity of Employment.   The parties hereto intend that there shall be continuity of employment with respect to all Employees who were employed by the Sellers and Parthenon Ltd. immediately prior to the Closing Date.

(c)                                  Offers of Employment.  Prior to the Closing Date, the Buyers shall offer at-will employment to (i) the Employees set forth on Section 5.6(c)(i) of the Disclosure Schedule and (ii) all other persons employed by the Sellers immediately prior to Closing excluding the TUPE Employees and Employees of Parthenon Ltd. (the “Offer Employees”).  Offer Employees who accept the Buyers’ letter of employment are together with the Transferred U.K. Employees referred to collectively as “Transferred Employees.”

(d)                                 Comparable Benefits.  For one year following the Closing Date and effective as of the Closing Date the Buyers shall, to the extent practicable, offer such compensation and benefits (including, but not limited to, health, welfare, pension, vacation, savings and severance benefits) to the Transferred Employees which are substantially equivalent in the aggregate to the compensation and benefits that are in effect for such employees immediately prior to the Closing.

(e)                                  Benefit Plan Participation.  Except as expressly provided in this Section 5.6 or except as otherwise required by applicable law, the Transferred Employees shall cease active participation in (and accrual of additional benefits under) all Seller Benefit Plans as of the Closing Date.

(f)                                    Employment Liabilities.  Except as otherwise specifically provided in this Section 5.6 or Section 1.6, the Buyers shall be responsible and liable for (i) all liabilities and obligations relating to the participation of the Transferred Employees under the Seller Benefit Plans on or after the Closing Date (including, but not limited to, medical, dental and life insurance benefits for the benefit of Transferred Employees who are receiving disability income payments under any Benefit Plan, but excluding long-term disability income benefits payable to the Transferred Employees for long-term disability claims in pay status prior to the Closing) and (ii) all liabilities and obligations in connection with the employment (or termination of employment) of the Transferred Employees arising on or after Closing Date, including the assumption of any applicable employment or severance agreements with respect to the Transferred Employees.  Likewise, the Sellers shall be liable and shall hold the Buyers harmless for any liabilities and obligations relating to the employment of the Transferred Employees that are incurred prior to Closing, regardless of when payable, to the extent such liabilities and obligations are not reflected on the face of the Final Closing Statement, save for Obligations arising from a failure by the Buyers to comply with their obligations under Regulation 10(3) of the U.K. Employment Legislation in relation to the TUPE Employees.

(g)                                 TUPE Employees. (i) The Sellers shall retain the services of the TUPE Employees with the intent that their contracts of employment shall continue in force until the Closing and then be transferred to the Buyer under the U.K. Employment Legislation and shall comply, until the Closing, with all its obligations under the said contracts of employment, under statute and under any agreement with any trade union.  (ii) The Sellers shall discharge and hereby undertakes to indemnify the Buyers’ Group against all liabilities, obligations, costs, claims and demands arising from or in respect of: (a) any person other than the TUPE Employees who are or have been at any time prior to Closing engaged to any extent in the U.K. Business; and (b) any obligation to inform and consult representatives of the U.K. Employees under the U.K. Employment Legislation, save for obligations arising from a failure by the Buyers to comply with their own obligations under Regulation 10(3) of the U.K. Employment Legislation in relation to the TUPE Employees.

(h)                                 Defined Contribution Plans.

(i)                                     Vesting; Participation.  As of the Closing Date, the Sellers shall cause all Transferred Employees to be fully vested in their account balances under the Information Ventures L.L.C. 401 Savings and Retirement Plan (the “Savings Plan”) and, as of such date, the active participation by Transferred Employees in the Savings Plan shall cease.

(ii)                                  Distribution of Plan Assets.  The Sellers shall cause the account balances of Transferred Employees under the Savings Plan to be available for distribution to the Transferred Employees.  The Buyers shall allow Transferred Employees who have elected to take such distributions and who are then employed by either of the Buyers to transfer such account balances to a defined contribution plan that is intended to meet the qualification requirements of Code Section 401(a) that includes a cash or deferred arrangement under Code Section 401(k) and that covers such Transferred Employees (the “Buyer Savings Plan”).

(iii)                               Cooperation.  The Sellers and the Buyers shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 5.6(h), and shall cooperate in taking such other actions as may reasonably be required to effect the distribution and transfer of assets and liabilities as described in this Section 5.6(h).

(i)                                     Liability For Insurance Claims.  In respect of insured claims arising out of the conduct of the Sellers or Parthenon Ltd. which are assumed by the Buyers as of the Closing, including without limitation, workers compensation, general liability, product liability and vehicle liability (hereinafter collectively “Claims”), until such time as the Buyers provide the Sellers with satisfactory evidence that it has made arrangements through its own insurance companies and administrators to promptly process and pay such Claims, the Sellers shall process and pay such Claims and the Buyers hereby agree to, without duplication, promptly reimburse the Sellers for any amounts paid and costs incurred in respect of such Claims.

(j)                                     Welfare Plans.  With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) provided by the Buyers for the benefit of Transferred Employees on and after the Closing, the Buyers shall (i) cause to be waived any pre-existing condition limitations, if required by law and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Sellers or Parthenon Ltd. immediately prior to the Closing.  The Seller shall be responsible for welfare benefit claims of Transferred Employees made with respect to treatments, covered services and/or benefits rendered to or received by such Transferred Employees as of or before the Closing Date.

(k)                                  Accrued Vacation.  To the extent of the accrued liability set forth on the  face of the Final Closing Statement:  (i) with respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing (the “Vacation Policy”), the Buyers shall allow such Transferred Employee to use such accrued vacation to the extent permitted by Law; (ii) if the Buyers deem it necessary to disallow such Employee from taking such accrued vacation, the Buyers shall be liable for and pay in cash to such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy to the extent required by law; and (iii) the Buyers shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason subsequent to Closing.

(l)                                     Severance.  The Buyers shall provide severance benefits to the Transferred Employees who are terminated by the Buyers after the Closing for reasons other than for cause or serious individual misconduct, which severance benefits shall be at least as favorable as those provided by the Sellers immediately prior to the Closing.  The severance policy of the Sellers is, and has been since February 2002, to provide any Employee (other than the TUPE Employees and the Parthenon Ltd. Employees) whose employment is terminated for reasons other than for cause with one week pay for each completed year of service; provided, that the minimum severance paid to any such Employee is equal to two weeks pay and the maximum severance paid to any such Employee shall be equal to twenty-six weeks pay.

(m)                               Service Credit.  With respect to the Transferred Employees, the Buyers shall recognize all service with the Sellers and Parthenon Ltd. for purposes of eligibility and vesting under the benefit plans and severance policy provided by the Buyers for the benefit of Transferred Employees on or after the Closing to the extent permitted by Law and the Buyers’ benefits plans.

(n)                                 WARN Act.  The Buyers agree to provide any required notice under the Worker Adjustment and Retraining Notification Act and any other applicable law (“WARN”) and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting Transferred Employees and occurring on or after the Closing or arising as a result of the transactions contemplated hereby.  The Sellers shall be exclusively responsible for any WARN obligations that arise from terminations occurring prior to the Closing, and the Sellers represent that they have not and will not effect any layoffs in the 90 days prior to the Closing that will be subject to aggregation with any layoffs that may be effected by the Buyers subject to the terms of WARN, other than in the ordinary course of business (and excluding out of the ordinary course economic layoffs).

(o)                                 COBRA.  To the extent practical, the Buyers agree to provide each “M&A Qualified Beneficiary” (within the meaning of Treasury Regulation Section 54.49808-9) with any notice required in connection with the transactions contemplated hereby under the Consolidated

Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and to provide continuation coverage under COBRA with respect to each M&A Qualified Beneficiary.

(p)                                 No Rights Conferred on Employees.  Nothing herein, expressed or implied, shall confer upon any Employee or former employee of the Sellers or Parthenon Ltd. or any of their affiliates (including, without limitation, the Transferred Employees), any rights or remedies, including, without limitation, any right to employment or continued employment for any specified period of any nature or kind whatsoever, under or by reason of this Agreement.

(q)                                 Flexible Spending Account.  The Sellers shall be responsible for any benefit claims of Transferred Employees made with respect to treatments, expenses, covered services and/or benefits rendered or received by or with respect to the Transferred Employees under IHI’s Flexible Spending Account Plan described in Section 3.13 of the Disclosure Schedule.

5.7.                              Transition Services.  Except for the Sellers’ duty to cooperate at their expense with the Buyers as provided elsewhere in this Agreement, for a period not to exceed six (6) months from the Closing, Sellers agree to make available to Buyers, at commercially reasonable rates (but in any event not more than the rates as were charged for such services as reflected in the Financial Statements, or the Accounts (in respect of Parthenon Ltd.)), such services as Buyers may reasonably request that Sellers or Sellers’ affiliates furnished during the prior twelve (12) months.

5.8.                              Non-Solicitation of Employees.

(a)                                  Until the Closing shall have actually occurred, the Buyers and the Sellers acknowledge that they remain subject to the Confidentiality Letter, notwithstanding Section 5.4.  The Sellers and Buyers further acknowledge that the value to the Sellers and Buyers of the transactions contemplated by this Agreement would be substantially diminished if the Sellers or Buyers or any of their respective affiliates were to solicit the employment of any employee of the other or their respective affiliates (other than pursuant to Section 5.6 prior to the Closing Date).  Accordingly, the parties agree that, for a period of two (2) years following the date hereof, neither the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc nor the Buyers, or any of their respective affiliates, shall directly or indirectly solicit the employment of any person who is an employee of the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc, the Buyers, or any of their respective affiliates; provided, however, that the foregoing provision (i) will terminate with respect to the Buyers, Parthenon Ltd. and Taylor & Francis Group plc insofar as such provision relates to the employees of the Sellers or Parthenon Ltd. and (ii) will not prevent the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc, the Buyers, or any of their respective affiliates from hiring any employee of the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc or the Buyers, as the case may be, or any of their respective affiliates (i) who responds to a public advertisement placed in any medium by or on behalf of such party, (ii) who has not been employed by the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc, the Buyers, or their respective affiliates during the six (6) months preceding the Closing Date or (iii) who has been terminated by the Sellers, IHI, Parthenon Ltd., Taylor & Francis Group plc, the Buyers, or their respective affiliates prior to the date hereof.

(b)                                 The Sellers and the Buyers agree that a monetary remedy for a breach of the agreements set forth in Section 5.8(a) hereof will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c)                                  If any of the provisions of this Section 5.8 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the Laws of the United States and shall be binding and enforceable with respect to the Buyers and Sellers as so curtailed.

(d)                                 Solely with respect to Sections 5.8 and 5.9, the term “affiliate” shall mean (i) in the case of the Sellers, the Sellers, IHI, and each of their and its subsidiaries and any person that directly or indirectly, through one or more intermediaries is controlled by, or is under common control with, IHI, the Sellers and each of their subsidiaries; provided, however that in no event shall “affiliate” be deemed to include any IHI stockholder solely in its capacity as such; and (ii), in the case of the Buyers, Taylor & Francis Group plc and each of their subsidiaries and any person that directly or indirectly, through one or more intermediaries is controlled by, or is under common control with, the Buyers, Taylor & Francis plc and each of their subsidiaries.

5.9.                              Covenant Not to Compete.

(a)                                  The Sellers acknowledge that the agreements and covenants contained in this Section 5.9 are essential to protect the value of the Assets being acquired by the Buyers.  Therefore, the Sellers agree that for the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, the Sellers shall not, and shall cause all of the affiliates, shareholders, officers and directors of the Sellers to not:  (a) participate or engage, directly or indirectly, whether as an employee, agent, officer, consultant, director, shareholder, partner, joint venturer, investor or otherwise (i) in providing, publishing, distributing, and selling or arranging or facilitating the distribution, publishing, provision or selling, of information or information products to professionals in the scientific, technical and medical markets or (ii) engaging in any other business currently conducted by the Sellers; or (b) induce, solicit or endeavor to entice any person to provide services as a journal contributor or editor or book author for any journal or book published (or to be published in any media) which is similar to or competitive with any Publication; provided, that the foregoing shall not prohibit the Sellers from owning equity securities in a public company in an amount not to exceed 5% of the issued and outstanding shares of such company; and provided, further that the parties acknowledge and agree that the businesses currently conducted by IHI and its subsidiaries (other than the Sellers and Parthenon Ltd.) shall not be deemed a violation of this Section 5.9.

(b)                                 The Sellers and the Buyers agree that a monetary remedy for a breach of the agreements set forth in Section 5.9(a) hereof will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.  The Buyers, IHI and Sellers further agree that notwithstanding anything contained herein to the contrary, if the non-breaching party is not successful for any reason whatsoever in obtaining temporary and permanent injunctive relief against the breaching party and/or any of its affiliates, the non-breaching party shall be indemnified and held harmless for any losses, liabilities or claims of any kind or nature arising from a breach of this Section 5.9 regardless of any limitation of liability set forth herein.

(c)                                  If any of the provisions of this Section 5.9 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the Laws of the United States and shall be binding and enforceable with respect to the Sellers shareholders, officers or directors as so curtailed.

5.10.                        Use of Names.  Beginning promptly after the Closing Date (and in any event not later than sixty (60) days after the Closing Date) the Sellers shall (at their expense) cease all use of all company names, fictitious names, product names and other names used by the Sellers at any time on or before the Closing Date and included in the Assets, except as may be necessary to perform their obligations hereunder.

5.11.                        Confidentiality.  IHI and the Sellers and their respective affiliates shall keep secret and retain in confidence consistent with their respective policies regarding confidential matters, all confidential matters relating to the Business and the Assets including, but not limited to, trade secrets, customer lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs relating solely to the Business and shall not disclose them to anyone outside of the Buyers and its affiliates, provided, however, this covenant shall not apply (a) to any information which is or becomes generally available to the public other than as a result of disclosure by IHI, the Sellers or their affiliates; (b) to any information which IHI, the Sellers or their affiliates are required by subpoena, court order or other applicable Law to disclose, provided that IHI or the Sellers shall, if practicable, give the Buyers an opportunity to obtain injunctive relief or a protective order with respect to such intended disclosure; provided, further that, from and after the Closing, “affiliates” shall not include Parthenon Ltd. for the purpose of this Section 5.11.

5.12.                        Tax Cooperation; Allocation of Taxes.

(a)                                  The Buyers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets and Parthenon Ltd.  (including, without limitation, access to Books and Records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or Proceeding relating to any Tax.  The Buyers and the Sellers shall cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Assets or Parthenon Ltd.  The conduct of the tax affairs of Parthenon Ltd. shall be subject to the provisions of the Parthenon Tax Covenant.

(b)                                 All Taxes that arise from or with respect to the Assets other than Parthenon Ltd. and which are attributable to a Post-Closing Tax Period shall be borne by the Buyers.  All Taxes that arise from or with respect to the Assets other than Parthenon Ltd. which are attributable to a Pre-Closing Tax Period shall be borne by the Sellers; provided, however, that the Sellers shall have no liability for any Taxes attributable to actions taken by the Buyers with respect to the Assets other than Parthenon Ltd. on the Closing Date that are out of the ordinary course of business, other than this Agreement and the transactions contemplated hereby.  All Taxes that arise with respect to Parthenon Ltd. shall be dealt with in accordance with Section 5.14.

(c)                                  Subject to Section 5.13 with respect to any value added tax payable in connection with the transactions contemplated by this Agreement and excluding any Taxes payable by Parthenon Ltd., all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Sellers and the Buyers; provided, however, the U.K. Buyer shall pay all stamp taxes incurred in the U.K. in connection with the transaction.  The Buyers and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

(d)                                 Neither the Sellers nor the Buyers shall be liable under this Section 5.12 for (i) any Tax relating to the Assets other than Parthenon Ltd, the payment of which was made after the Closing by one party without the other party’s prior written consent, or (ii) any settlements effected after the Closing without the consent of the other party, which consent shall not be unreasonably withheld, or resulting from any claim, suit, action, litigation or other Proceeding taking place after the Closing in which the other party was not permitted an opportunity to reasonably participate.

5.13.                        Value Added Tax.

(a)                                  All amounts expressed in this Agreement as being payable by or to the U.K. Buyer are expressed exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto subject as hereinafter provided.

(b)                                 If the U.K. Buyer so requests, the Sellers and the U.K. Buyer shall use all reasonable endeavors to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 are fulfilled so that the sale of the Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax and the provisions of Sections 5.13(c) to (e) shall apply accordingly.

(c)                                  The Sellers shall on the Closing Date deliver to the U.K. Buyer all records referred to in section 49(1) of the Value Added Tax Act 1994 and shall not make any request to HM Customs & Excise for such records to be retained by the Sellers and the U.K. Buyer hereby undertakes to preserve such records for such periods as may be required by law and shall during that period afford reasonable access to them at the request of the Sellers.

(d)                                 In the event that HM Customs & Excise determine that value added tax is chargeable on the sale of the Assets hereunder or any of them then the Sellers shall immediately notify the U.K. Buyer of such determination and the U.K. Buyer agrees that such value added tax shall be payable in addition to the sum specified in Section 2 and the U.K. Buyer shall (against production by the Sellers of tax invoices in respect thereof) pay the amount of any such value added tax and any interest and penalties in respect of the same forthwith to the Sellers but such payment shall be without prejudice to the right of the U.K. Buyer under this Agreement to call upon the Sellers to make or join an appeal against the aforesaid determination subject to the provisions of Section 5.13(e) below.  For the avoidance of doubt, the U.K. Buyer shall not be liable to pay any amount in respect of interest and penalties which are incurred solely as a result of a default by the Sellers in paying any amount in respect of VAT received from the U.K. Buyer to HM Customs and Excise.

(e)                                  The U.K. Buyer at its sole discretion (but after consultation with the Sellers) may within ten days of notification by the Sellers of a determination having been made by HM Customs & Excise dispute that determination or request the Sellers to dispute or join with the U.K. Buyer or any other person in disputing that determination, including the making of a formal appeal to the Value Added Tax Tribunal and such higher court of law as may subsequently be required to reach a decision on the dispute and the Sellers shall promptly comply with any reasonable request but shall not be obliged to take any action under this section unless the U.K. Buyer shall indemnify them against all costs and expenses so incurred.

5.14.                        Parthenon Acquisition Agreement.  IHI and the Sellers hereby jointly and severally covenant and agree with the U.K. Buyer and the U.K. Buyer hereby covenants and agrees with the Sellers and IHI in the terms of Schedule 6 to the Parthenon Acquisition Agreement (as if such covenants were repeated in this Agreement, as of today’s date but subject to the variations set out in Schedule 5.14).

5.15.                        Parthenon Shares.  IHI and the Sellers shall have waived or procured the waiver of any rights or restrictions relating to the transferability of the Parthenon Shares (under the articles of association of Parthenon Ltd. or otherwise) as of the Closing Date.

5.16.                        No Claims.  IHI and the Sellers undertake to the Buyers that, in the event of any claim being made against them for breach of the representations and warranties contained in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto), they will not make any claim against either of the Buyers or Parthenon Ltd. or against any of their respective directors, officers or employees on which or on whom they may have relied before agreeing to any terms of this Agreement or authorizing any statement in the Disclosure Letter and/or in the Disclosure Schedule.

5.17.                        Separate Warranties.  The representations and warranties contained in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto) are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this

Agreement or any other Parthenon Ltd. representation or warranty (as varied by Schedule 3.1(d) hereto).

5.18.                        Bring Down.  The representations and warranties contained in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto) shall be deemed to have been repeated immediately prior to Closing by reference to the facts and circumstances then subsisting.

5.19.                        Parthenon Acquisition Agreement.  The Buyers shall co-operate with the Sellers and the Sellers shall, at the Sellers’ expense, provide all reasonable assistance to the Sellers, take all reasonable steps required by the Sellers and comply with all reasonable requests made by the Sellers to enable or assist CRC Press U.K. to comply with its obligations under the Parthenon Acquisition Agreement.

5.20.                        Section 338 Election.  The Buyers or any of their assigns or any party related to the Buyers will not make an election pursuant to Section 338 of the Code with respect to the Parthenon Shares.

5.21.                        Dividends.  The Buyers or any of their assigns or any party related to the Buyers will not cause Parthenon Ltd. to pay a dividend, as defined in Section 316 of the Code, out of the current or accumulated earnings and profits of Parthenon Ltd. during the calendar year ended December 31, 2003, unless prior to the payment of any such dividend, the Buyers shall have consulted with IHI.

SECTION 6.
CONDITIONS

6.1.                              Conditions Precedent to Obligations of the Buyers and the Sellers.  The respective obligations of the Buyers and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  No Injunction, etc.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby or the transfer to the Buyers by the Sellers of any Assets.

(b)                                 HSR Act.  All filings have been made and any applicable waiting period under the HSR Act shall have expired or been terminated.

(c)                                  German Act Against Restraints of Competition.  With respect to the German business activities of the Sellers and Parthenon Ltd (the “German Business”) only:

(i)                                     the Buyers having received written confirmation from the German Federal Cartel Office (“GFCO”) that the acquisition of the Assets by the Buyers (the “Acquisition”) does not constitute a concentration requiring to be notified to such office, or

(ii)                                  the Buyers having received written confirmation from the GFCO that, requiring to be so notified, the GFCO has decided not to oppose the Acquisition, or

(iii)                               the relevant waiting periods having expired without the GFCO having prohibited the Acquisition.

In the event that the condition contained in this Section 6.1(c) is not fulfilled prior to the fulfilment of the other conditions precedent set out in this Section 6.1, the Buyers, the Sellers and IHI agree that the Buyers and IHI and the Sellers shall proceed to consummate the transactions contemplated by this Agreement save in respect of the German Business, and prior to such consummation, the Sellers shall provide to the Buyers, a letter in the Agreed Form between the Buyers, the Sellers and IHI, from CRC Press to Bernd Feldmann, instructing him that the management of CRC Press and the Buyers will not be issuing any new instructions as to how to make sales and compete in the German market, and to therefore conduct the business in Germany as hitherto conducted and in good faith, until such time as the GFCO approves, or is deemed to have approved, the acquisition of the Assets by the Buyers.

6.2.                              Conditions Precedent to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

(a)                                  Accuracy of the Buyers’ Representations and Warranties; Covenants of the Buyers.  (i) The representations and warranties of the Buyers contained in this Agreement (except as affected by the transactions contemplated in this Agreement) shall be true and correct in all material respects, except to the extent qualified by materiality in which case, such representations and warranties shall be true and correct in all respects, on the date of this Agreement (unless such representations and warranties speak as of an earlier date and except to the extent cured prior to the Closing Date), and on the Closing Date or such earlier date as though made on such date; provided, however, that the Sellers shall be obligated to proceed with the Closing unless the failure of any representation or warranty to be true or correct constitutes a Buyer Material Adverse Effect; (ii) the Buyers shall have complied in all material respects with all covenants contained in this Agreement to be performed by them prior to Closing; and (iii) the Sellers shall have received a certificate signed by an officer of each of the Buyers certifying the matters set forth in clause (ii) hereof and certifying that the representations and warranties contained in this Agreement are true and correct in all material respects or, if any such representations and warranties are qualified by materiality, in all respects, as of the Closing Date (unless such representations and warranties speak as of an earlier date) and except to the extent otherwise disclosed in such certificate.  Notwithstanding the foregoing, if the Closing shall occur after the Buyer’s disclosure of breaches of a representation or warranty by the Buyers that did not constitute a Buyer Material Effect, such breach shall not be deemed waived for any purpose and the Buyers shall be fully responsible for such breach and be responsible to indemnify the Sellers in accordance with Section 8 hereof, and

(b)                                 Assumption Agreement.  Each of the Buyers shall have executed an undertaking (the “Assumption Agreement”) substantially in the form of Exhibit C pursuant to which the Buyers agree to assume the Assumed Liabilities; and

(c)                                  Escrow Agreement.  The Buyers shall have executed and delivered to the Sellers the Escrow Agreement.

6.3.                              Conditions Precedent to Obligation of the Buyers.  The obligation of the Buyers to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties of the Sellers and of IHI; Covenants of the Sellers.  The representations and warranties of the Sellers and IHI contained in this Agreement (including, without limitation, those set out in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto)) (except as affected by the transactions contemplated in this Agreement) shall be true and correct in all material respects except to the extent qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects, on the date of this Agreement (except to the extent cured prior to the Closing Date and unless in each case such representations and warranties (including, but not limited to, the Parthenon Warranties) speak as of an earlier date) and on the Closing Date or such earlier date as though made on such date; provided, however, that the Buyers shall be obligated to proceed with the Closing unless the failure of any representation or warranty to be true or correct constitutes a Material Adverse Effect; (ii) the Sellers shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing (it being agreed that, provided the Sellers comply with their obligations under this Agreement to use commercially reasonably efforts to obtain such Consents, the failure to deliver any Consent shall not be deemed to constitute noncompliance of any covenant); and (iii) the Buyers shall have received a certificate signed by an officer of each of the Sellers and IHI certifying the matters set forth in clause (ii) hereof and certifying that the representations and warranties contained in this Agreement are true and correct in all material respects or, if any such representations and warranties are qualified by materiality, in all respects, as of the Closing Date (unless such representations and warranties speak as of an earlier date) and except to the extent otherwise disclosed in such certificate.  Notwithstanding the foregoing: (a) if the Closing shall occur after the Sellers’ disclosure of breaches of a representation or warranty by the Sellers that did not constitute a Material Adverse Effect or because of a failure of the Sellers to so obtain a Consent, such breach or failure shall not be deemed waived for any purpose and the Sellers and IHI shall be fully responsible for such breach or non performance and be responsible to indemnify the Buyers in accordance with Section 8 hereof; and (b) if any of the Assets are damaged or suffer a loss covered by insurance between the date of this Agreement and the Closing Date, the Buyers shall have the right to elect to either: (i) receive the full insurance proceeds when received by the Sellers and the amount of the Net Tangible Asset Value under Section 2 shall be calculated as if such loss had not occurred to the extent of the insurance proceeds paid or payable to the Buyers; or (ii) allow the Sellers to retain such proceeds and require that the full amount of the loss be reflected in reducing the calculation of the Net Tangible Asset Value.

(b)                                 Bill of Sale.  The Sellers shall have executed a bill of sale and assignments, substantially in the form of Exhibit D hereto;

(c)                                  Release of Liens.  All Encumbrances existing with respect to the Assets shall have been discharged and released as of the Closing Date pursuant to (i) the Credit

Agreement, dated as of September 24, 1999, among IHI, Warburg Pincus Information Ventures, Inc., Information Ventures L.L.C., the lenders party thereto and Bankers Trust Company, as amended; and (ii) the blanket lien of PNC Bank.

(d)                                 Assignment of Intellectual Property.  The Sellers shall have executed an assignment of the Sellers’ trademarks and copyrights, substantially in the form of Exhibit E and Exhibit F hereto.

(e)                                  Escrow Agreement.  The Sellers shall have executed and delivered to the Buyers the Escrow Agreement.

SECTION 7.
CLOSING

7.1.                              Closing Date.  Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY at 10:00 a.m., New York City on the fifth business day after all of the Conditions are satisfied or waived, or such other date, time and place as shall be agreed upon by the Sellers and the Buyers (the actual date and time being herein called the “Closing Date”).

7.2.                              The Buyers’ Deliveries.  At the Closing, upon compliance by the Sellers with the provisions of Sections 7.3 and 7.4 below, the Buyers shall deliver to the Sellers:

(a)                                  the Purchase Price as provided in Sections 2.1 and 2.2 hereof;

(b)                                 the documents described in Section 6.2 hereof; and

(c)                                  such other documents and instruments as counsel for the Buyers and the Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

7.3.                              The Sellers’ Deliveries.  At the Closing, the Sellers shall deliver to Buyers:

(a)                                  the documents described in Section 6.3 hereof;

(b)                                 the documents listed in Schedule 7.3, Part I; provided that, in relation to Mr. David Bloomer, the Sellers and the Buyers agree that the Sellers shall use all reasonable endeavors to deliver the letter of resignation in the Agreed Form described in paragraph 1(c) of Schedule 7.3 to this Agreement;

(c)                                  releases in the agreed terms for all Encumbrances including, without limitation, in relation to CRC Press, CRC Press (U.K.) and Parthenon Ltd., the charge in favor of Bankers Trust; and

(d)                                 evidence in a form satisfactory to the U.K. Buyer that Parthenon Inc. has been disposed of at fair value for cash; and

(e)                                  such other documents and instruments as counsel for the Buyers and the Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

7.4.                              The Sellers’ Obligations.  At or prior to Closing, the Sellers have performed the obligations or entered into the agreements set out in Schedule 7.3, Part II.

SECTION 8.
INDEMNIFICATION

8.1.                              Indemnification by the Sellers and IHI.

(a)                                  IHI and the Sellers shall, jointly and severally, defend, indemnify and hold harmless, without duplication, the Buyers and their respective affiliates including Parthenon Ltd. (other than in respect of subsection (iii) below) from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred directly by the Buyers and their respective affiliates including Parthenon Ltd. (other than in respect of subsection (iii) below) (hereinafter the “Buyer Losses”) which arise directly or indirectly out of or in connection with or which results from or is attributable to: (i) any breach of any of the representations and warranties of IHI or the Sellers contained in this Agreement, (including, without limitation, schedule 4 of the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereof); (ii) any breach by IHI or the Sellers of any of their covenants in this Agreement (save in the case of the covenant given in the Parthenon Tax Covenant); (iii) the ownership, operation or use of the Assets or the Businesses prior to the Closing Date, other than the Assumed Liabilities; (iv) the ownership, use or operation of any of the Excluded Assets; (v) the Excluded Liabilities; (vi) any liability or obligation relating to the transfer of the capital stock of Parthenon Inc. to Liquent Ltd.; and (vii) IHI and the Sellers agree to indemnify and keep indemnified the Buyers from and against all costs, claims, demands, liabilities, expenses, damages or losses which are made or brought against or incurred by the Buyers which arise directly or indirectly in connection with any failure by Parthenon Ltd. to have complied with the provisions of the Data Protection Acts 1984 and 1998 at any time prior to the Closing Date.  The Buyers shall give IHI and the Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.1, together with the estimated amount of such claim, and IHI and the Sellers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying the Buyers within sixty (60) days of receipt of the Buyers’ written notice; provided, however, that such counsel shall be reasonably satisfactory to the Buyers.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If the Buyers desire to participate in any such defense assumed by IHI and the Sellers, they may do so at their sole cost and expense.  If the Sellers decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Buyers, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent, order, injunction or decree which would result in the admission of liability of the other, restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(b)                                 The foregoing obligation to indemnify the Buyers and their respective affiliates set forth in Section 8.1(a) shall be subject to each of the following limitations:

(i)                                     The indemnification obligation under Section 8.1(a)(i) and the representations and warranties pertaining thereto shall not in any respect be extinguished or affected by the Closing and shall survive for period of twelve (12) months after the Closing, and thereafter all such representations and warranties of IHI and the Sellers under this Agreement shall be extinguished, except in the case of any claim based upon fraud or willful misconduct; provided, that the representations and warranties contained in Sections 3.1, 3.2, 3.12, and 3.15 shall survive until the expiration of the applicable statute of limitation (save, in the case of the warranties contained in Section 3.12 which relate to Assets located in the U.K. and the Parthenon Tax Warranties, after the day after the seventh (7) anniversary of the Closing) and; provided further that the representations and warranties contained in Section 3.10 shall survive until the two year anniversary of the Closing Date.  No claim for the recovery of the Buyer Losses for claims under Section 8.1(a)(i) may be asserted by the Buyers after such twelve (12) month period, except in the case of any claim based upon fraud or willful misconduct or, with respect to the representations and warranties contained in Sections 3.10 after the expiration of two year anniversary of the date hereof, and with respect to claims relating to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.12, and 3.15, after the expiration of the applicable statute of limitations; (save, in the case of the warranties contained in Section 3.12 which relate to Assets located in the U.K. and the Parthenon Tax Warranties, after the day after the seventh (7) anniversary of the Closing); provided, however, that claims first asserted in writing with specificity within such periods shall not thereafter be barred.

(ii)                                  Subject to Section 8.1(b)(iii), no reimbursement for the Buyer Losses asserted against the Sellers or IHI under Section 8.1(a)(i) above shall be required unless and until the cumulative aggregate amount of such Buyer Losses equals or exceeds one million five hundred thousand dollars ($1,500,000) (the “Threshold”), and then reimbursement shall be made only to the extent that the cumulative aggregate amount of the Buyer Losses equals or exceeds seven hundred fifty thousand dollars ($750,000) (it being understood and agreed that such amount shall be considered the “Deductible”).  Notwithstanding anything to the contrary contained in the foregoing, (A) any Buyer Losses relating to the failure to obtain any of the Consents set forth in Disclosure Schedule 5.3 (the “Required Landlord and Warehouse Consents”) shall not be subject to the Threshold or the Deductible; provided that, if the Sellers use commercially reasonable efforts to obtain such Consents, the maximum aggregate liability of the Sellers and IHI for any such Buyer Losses relating to the failure to obtain any Required Landlord and Warehouse Consents shall not exceed $1,000,000 (exclusive of any costs of the Sellers to use commercially reasonable efforts); and (B) any Buyer Losses arising from a breach of Section 3.8(c) hereof shall not be subject to the Threshold or the Deductible.

(iii)                               The Buyers, IHI and the Sellers hereby agree that in relation only to any claim arising under or pursuant to the Parthenon Warranties (excluding for these purposes Warranty 14 of the Parthenon Warranties (as varied by Schedule 3.1(d) hereto)) there shall be disregarded for the purpose of calculating the Threshold and the Deductible any claim in an amount less than $10,000.

(iv)                              The liability to the Buyers and their respective affiliates under Section 8.1(a) for the Buyer Losses and for claims under the Parthenon Tax Covenant shall not exceed the Purchase Price.

(c)                                  The indemnities provided in this Section 8.1(a)(i) and under the Parthenon Tax Covenant shall survive the Closing for the period set forth in Section 8.1(b).  All other indemnities shall survive as provided in Section 11.3.  In the absence of fraud or willful misconduct, the indemnity provided in this Section 8.1 and under the Parthenon Tax Covenant shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by Section 8.1(a) hereof and under the Parthenon Tax Covenant, except for equitable remedy of specific performance or injunctive relief; provided that nothing herein shall relieve the Sellers of any of their obligations under Section 2.2 hereof.

(d)                                 In no event shall IHI or the Sellers or their respective affiliates be liable to the Buyers or their respective affiliates for special, indirect, incidental, consequential or punitive damages.

(e)                                  In no event shall IHI or the Sellers or their respective affiliates be liable to the Buyers and their respective affiliates under the indemnities provided in this Section 8.1 insofar as such indemnities relate to Parthenon Ltd. and/or any Assets situated in the U.K. to the extent that the Buyers or their respective affiliates have already recovered an amount under the terms of this Agreement in respect of the subject matter in question.

(f)                                    For the avoidance of doubt the liability of the Sellers under the Parthenon Tax Covenant shall be limited by the limitations included at Section 8.1(b)(iv) (maximum liability), Section 8.1(c), Section 8.1(d) and by certain additional limitations included in the Parthenon Tax Covenant as amended by Schedule 5.14 to this Agreement.

8.2.                              Indemnification by the Buyers.

(a)                                  The Buyers shall, jointly and severally, defend, indemnify and hold harmless, without duplication, IHI and the Sellers and their respective affiliates (other than Parthenon Ltd.) from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred directly by the Sellers and their respective affiliates (hereinafter the “Sellers’ Losses”) which arise directly or indirectly out of or in connection with or which results from or is attributable to: (i) any breach of any of the representations and warranties of Buyers contained in this Agreement including without limitation Section 4 hereof, (ii) any breach by the Buyers of any of their covenants in this Agreement (save under the terms of the Parthenon Tax Covenant which shall be governed by the Parthenon Tax Covenant), (iii) the ownership, operation or use of the Assets on or after the Closing Date or (iv) the Assumed Liabilities.  The Sellers shall give the Buyers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.2, together with the estimated amount of such claim, and the Buyers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying the Sellers within sixty (60) days of receipt of the Sellers’ written notice; provided, however, that the

Buyers’ counsel shall be reasonably satisfactory to the Sellers.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If the Sellers desire to participate in any such defense assumed by the Buyers, they may do so at their sole cost and expense.  If the Buyers decline to assume any such defense, they shall be liable for all costs and expenses of defending such claim incurred by the Sellers, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent, order, injunction or decree which would result in the admission of liability of others, restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(b)                                 The foregoing obligation to indemnify the Sellers and their respective affiliates set forth in Section 8.2(a) shall be subject to each of the following limitations:

(i)                                     The Buyer’s indemnification obligation under 8.2(a)(i) and the representations and warranties pertaining thereto shall survive for only a period of twelve (12) months after the Closing, and thereafter all such representations and warranties of the Buyers under this Agreement shall be extinguished, except in the case of any claim based upon fraud or willful misconduct; provided, that the representations and warranties contained in Sections 4.1 and 4.2 shall survive until the expiration of the applicable statute of limitations.  No claim for the recovery of the Sellers’ Losses for claims under Section 8.2(a)(i) may be asserted by the Sellers after such twelve (12) month period, except in the case of any claim based upon fraud or willful misconduct or, with respect to claims relating to breaches of representations and warranties contained in Section 4.1 or 4.2, after the expiration of the applicable statute of limitations; provided, however, that claims first asserted in writing with specificity within such periods shall not thereafter be barred.

(ii)                                  No reimbursement for the Sellers’ Losses asserted against the Buyers under Section 8.2(a)(i) above shall be required unless and until the cumulative aggregate amount of such Sellers’ Losses equals or exceeds one million five hundred thousand dollars ($1,500,000) and then reimbursement shall be made only to the extent that the cumulative aggregate amount of the Sellers’ Losses, as finally determined, equals or exceeds seven hundred fifty thousand dollars ($750,000) (it being understood and agreed that such amount shall be considered a deductible); provided that the foregoing limitations shall not apply to the Buyers’ obligations under Section 2 hereof.

(iii)                               The Buyers’ liability to the Sellers and their affiliates under Section 8.2(a) for Sellers’ Losses shall not exceed the Purchase Price.

(c)                                  The indemnities provided in this Section 8.2 shall survive the Closing.  In the absence of fraud or willful misconduct, the indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by Section 8.2(a) hereof, except for the equitable remedy of specific performance or injunctive relief; provided that nothing herein shall relieve the Buyers of any of their obligations under Section 2.2 hereof.

(d)                                 In no event shall the Buyers be liable to IHI or the Sellers or their respective affiliates for special, indirect, incidental, consequential or punitive damages.

8.3.                              Indemnification Calculations.

(a)                                  The amount of any Sellers’ Losses or Buyer Losses for which indemnification is provided under this Section 8 shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses.  The amount of any Sellers’ Losses or Buyer Losses for which indemnification is provided under this Section 8 shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses.  If the amount with respect to which any claim is made under this Section 8 (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim.  To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 8.3, a “Tax Benefit” means an amount by which the tax liability of the party (or group of entities including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise plus any related interest received from the relevant taxing authority.  The amount of any Tax Benefit which shall reduce any Indemnity Claim pursuant to this Section 8.3 shall equal, (i) in the case of a deduction or reduction of income, profits or gains by virtue of an increased tax basis, or otherwise, the product of (x) the deduction or reduction of income profits or gains multiplied by (y) the highest marginal income tax rate paid by a corporation pursuant to Section 11(b) of the Code if such Indemnity Claim relates to the Assets other than the Parthenon Shares and the rate of mainstream corporation tax in the U.K. if such Indemnity Claim relates to the Parthenon Shares or (ii) in the case of a refund or credit, the full amount of such refund or credit.  Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items.  For the purposes of this Section 8.3, a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim.  In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.3. The amount of the refunded reduction or payment shall be deemed a payment under this Section 8.3 and thus shall be paid subject to any applicable reductions under this Section 8.3.

(b)                                 The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

SECTION 9.
TERMINATION

9.1.                              Termination Events.  Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a)                                  by mutual consent of the parties hereto; or

(b)                                 by any party by notice to the other party if the Closing shall not have been consummated on or before May 31, 2003, unless extended by written agreement of the parties hereto, provided, that no party hereto may terminate this Agreement pursuant to this Section 9.1(b) if such party is in material breach of this Agreement.

9.2.                              Effect of Termination.  In the event of any termination of the Agreement as provided in Section 9.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyers or the Sellers, except that (i) the obligations of the Buyers and the Sellers under Sections 5.2, 5.4, 5.8, 5.11, 10 and 11.7 of this Agreement shall remain in full force and effect and (ii) termination unless by mutual consent shall not preclude either party from suing the other party for breach of this Agreement.

SECTION 10.
ALTERNATIVE DISPUTE RESOLUTION

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy.  Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.  If the matter has not been resolved within sixty (60) days of the disputing party’s original notice, or if the parties fail to meet within twenty (20) days, either party may initiate legal Proceedings to resolve the controversy or claim.  If a party’s negotiator intends to be accompanied at a meeting by an attorney, the other party’s negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

SECTION 11.
MISCELLANEOUS

11.1.                        Defined Terms.  The following capitalized terms, as used in this Agreement shall have the following meanings:

“1060 Forms” shall have the meaning ascribed thereto in Section 2.1(b).

“Accounts Date” means January 31, 2003 (save in relation to Parthenon Ltd., where “Accounts Date” shall mean December 31, 2001).

“Acquisition” shall have the meaning ascribed thereto in Section 6.1(c).

“Actual Adjustment” shall have the meaning ascribed thereto in Section 2.2(f).

“Adjusted Closing Statement” shall have the meaning ascribed thereto in Section 2.2(d).

“affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; provided that, solely with respect to Sections 5.8 and 5.9 hereof, “affiliate” shall have the meaning ascribed thereto in Section 5.8(d).

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Agreed Form” the form agreed between and signed by or on behalf of the Buyers and the Sellers.

“Annual Financial Statements” shall have the meaning ascribed thereto in Section 3.4.

“Antitrust Division” shall have the meaning ascribed thereto in Section 5.3(b).

“Assets” shall have the meaning ascribed thereto in Section 1.1.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 1.5.

“Assumption Agreement” shall have the meaning ascribed thereto in Section 6.2(b).

“Benefit Plans” shall have the meaning ascribed thereto in Section 3.13(b).

“Book Author Contracts” shall have the meaning ascribed thereto in Section 3.8(c).

“Books and Records” shall have the meaning ascribed thereto in Section 5.5(a).

“Business” shall have the meaning ascribed thereto in the recitals hereto.

“Buyer Losses” shall have the meaning ascribed thereto in Section 8.1(a).

“Buyer Material Adverse Effect” shall have the meaning ascribed thereto in Section 4.1(a).

“Buyers” shall have the meaning ascribed thereto in the preamble.

“Buyers Group” means the Buyer, its holding companies and any subsidiary undertakings and the associated companies from time to time such holding companies, all of them and each of them as the context admits.

“Buyers’ Lender” shall have the meaning ascribed in Section 4.5.

“Buyer Savings Plan” shall have the meaning ascribed thereto in Section 5.6(h).

“Buyers’ Objection” shall have the meaning ascribed thereto in Section 2.2(d).

“Claims” shall have the meaning ascribed thereto in Section 5.6(i).

“Closing” shall have the meaning ascribed thereto in Section 7.1.

“Closing Date” shall have the meaning ascribed thereto in Section 7.1.

“Closing Date Adjustment” shall have the meaning ascribed thereto in Section 2.2(b).

“Closing Statement” shall have the meaning ascribed thereto in Section 2.2(c).

“COBRA” shall have the meaning ascribed thereto in Section 5.6(o).

“Code” shall have the meaning ascribed thereto in Section 2.1(b).

“Conditions” shall mean the conditions set out in Section 6.

“Confidentiality Letter” shall have the meaning ascribed thereto in Section 5.2.

“Consents” shall have the meaning ascribed thereto in Section 3.3.

“Contract” shall have the meaning ascribed thereto in Section 3.8(f).

“CRC Press” shall have the meaning ascribed thereto in the preamble.

“Disclosure Letter” shall have the meaning ascribed thereto in Schedule 3.1(d).

“CRC Press U.K.” shall have the meaning ascribed thereto in the preamble.

“Deductible” shall have the meaning ascribed thereto in Section 8.1(b)(ii).

“Disclosure Schedule” shall have the meaning ascribed thereto in the preamble to Section 3.

“Employees” shall have the meaning ascribed thereto in Section 3.13(b).

“Encumbrance” means any lien, security interest, pledge, mortgage, easement, trust, right or set off, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, interest (legal or equitable) of any party, claim, burden or charge (fixed or floating) of any nature.

“Environmental Laws” shall have the meaning ascribed thereto in Section 3.15.

“Escrow Agreement” shall have the meaning ascribed thereto in Section 2.1(c)(i).

“ERISA” shall have the meaning ascribed thereto in Section 3.13(b).

“Estimated Net Tangible Asset Value” shall have the meaning ascribed thereto in Section 2.2(b).

“Excluded Assets” shall have the meaning ascribed thereto in Section 1.4.

“Excluded Liabilities” shall have the meaning ascribed thereto in Section 1.6.

“Final Closing Statement” shall have the meaning ascribed thereto in Section 2.2(d)(ii).

“Financial Statements” shall have the meaning ascribed thereto in Section 3.4.

“Financing Commitment” shall have the meaning ascribed thereto in Section 4.5.

“FTC” shall have the meaning ascribed thereto in Section 5.3(b).

“GAAP” shall have the meaning ascribed thereto in Section 2.2(a).

“German Business” shall have the meaning ascribed thereto in Section 6.1(c).

“GFCO” shall have the meaning ascribed thereto in Section 6.1(c).

“Hart-Scott Act” shall have the meaning ascribed thereto in Section 5.3(a).

“Hazardous Material” shall include any chemical substance the presence of which may require investigation or remediation under any federal, state or local statute, regulation, ordinance, order, or common law; or which is defined as a “hazardous waste” or “hazardous substance” or a “pollutant or contaminant” under any federal, state or local statute, regulation or ordinance or Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Recovery Act (42 U.S.C. Section 6901 et seq.); or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.); which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated as such by any governmental authority agency, department, commission, board, agency or instrumentality of the United States or state or any political subdivision thereof; or mold, fungus or any similar substance.

“IHI” shall have the meaning ascribed thereto in the preamble.

“Indemnity Claim” shall have the meaning ascribed thereto in Section 8.3(a).

“Independent Accounting Firm” shall have the meaning ascribed thereto in Section 2.2(d)(iii).

“Intellectual Property” shall have the meaning ascribed thereto in Section 1.2(b) (otherwise in relation to the Parthenon Warranties in respect of which Intellectual Property is defined at paragraph 1(x) of Schedule 3.1(d)).

“Interim Financial Statements” shall have the meaning ascribed thereto in Section 3.4.

“knowledge” or “the knowledge of” or “aware” shall be interpreted for purposes of this Agreement as follows: (i) a matter will be deemed to be within the knowledge of the Sellers if the matter is actually known to Mason Slaine, Vincent Chippari, Fenton Markevich or T. Emmett Dages (regardless of the entity for which he acts as an officer or otherwise), after reasonable inquiry in respect of the subject matter or otherwise; (ii) a matter will be deemed to be within the knowledge of the Buyers if the matter is actually known to David Smith, Anthony Foye, Jeff Thomasson, Roger Horton or Kevin Bradley (regardless of the entity for which he acts as an officer or otherwise) after reasonable inquiry in respect of the subject matter or otherwise.

“Laws” shall have the meaning ascribed thereto in Section 5.1.

“Leased Real Property” shall have the meaning ascribed thereto in Section 3.7(b).

“Leases” shall have the meaning ascribed thereto in Section 3.7(b).

“Machinery” shall have the meaning ascribed thereto in Section 1.2(a).

“Material Adverse Effect” shall have the meaning ascribed thereto in Section 3.1(c).

“Mayo” shall have the meaning ascribed thereto in Section 2.1(c)(ii).

“Mayo Agreement” shall have the meaning ascribed thereto in Section 2.1(c)(ii).

“Mayo Equivalent Agreement” shall have the meaning ascribed thereto in Section 2.1(c)(ii).

“Mayo Escrow Funds” shall have the meaning ascribed thereto in Section 2.1(c).

“Net Tangible Asset Value” shall the meaning ascribed thereto in Section 2.2(a).

“Obligations” shall the meaning ascribed thereto in Section 1.5.

“Offer Employees” shall have the meaning ascribed thereto in Section 5.6(c).

“Parthenon Acquisition Agreement” shall have the meaning ascribed thereto in the preamble to Section 3.

“Parthenon Inc.” shall have the meaning ascribed thereto in the preamble.

“Parthenon Ltd.” shall have the meaning ascribed thereto in Section 1.2(i).

“Parthenon Shares” shall have the meaning ascribed thereto in Section 1.2(i).

“Parthenon Tax Covenant” means the covenant contained in schedule 6 to the Parthenon Acquisition Agreement (as incorporated by Section 5.14 and, as varied by Schedule 5.14 hereto).

“Parthenon Tax Warranties” means the warranties contained in paragraph 18 of schedule 4 to the Parthenon Acquisition Agreement as incorporated by Section 3 and varied by Schedule 3.1(d) hereto.

“Permits” shall have the meaning ascribed thereto in Section 3.14.

“Permitted Liens” shall have the meaning ascribed thereto in Section 3.7(a).

“person” means an individual, corporation, partnership, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and all the rules and regulations promulgated thereunder).

“Policies” shall have the meaning ascribed thereto in Section 3.11.

“Post-Closing Tax Period” shall have the meaning ascribed thereto in Section 3.12(a).

“Pre-Closing Tax Period” shall have the meaning ascribed thereto in Section 3.12(a).

“Proceedings” shall have the meaning ascribed thereto in Section 1.6(a).

“Publications” shall have the meaning ascribed thereto in Section 1.2(e).

“Purchase Price” shall have the meaning ascribed thereto in Section 2.1(a).

“Required Landlord and Warehouse Consents” means any Consent of the landlords or other parties as set forth on Disclosure Schedule 5.3.

“Savings Plan” shall have the meaning ascribed thereto in Section 5.6(h).

“Seller Benefit Plan” shall have the meaning ascribed thereto in Section 3.13(b).

“Seller Intellectual Property” shall have the meaning ascribed thereto in Section 1.2(b).

“Sellers’ Losses” shall have the meaning ascribed thereto in Section 8.2(a).

“Sellers” shall have the meaning ascribed thereto in the preamble.

“Sellers’ Objection” shall have the meaning ascribed thereto in Section 2.2(d).

“subsidiary” or “subsidiaries” of the Buyers, the Sellers or any other person means any person of any Buyer, any Seller or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such person.

“Target Net Asset Value” shall have the meaning ascribed thereto in Section 2.2(a).

“Tax Benefit” shall have the meaning ascribed thereto in Section 8.3(a).

“Taxes” shall have the meaning ascribed thereto in Section 3.12(a).

“Tax Returns” shall have the meaning ascribed thereto in Section 3.12(a).

“Threshold” shall have the meaning ascribed thereto in Section 8.1(b)(ii).

“Top 25 Published Contracts” shall have the meaning ascribed thereto in Section 3.8(e).

“Top 25 Unpublished Contracts” shall have the meaning ascribed thereto in Section 3.8(e).

“Transferred Employees” shall have the meaning ascribed thereto in Section 5.6(c).

“Transferred U.K. Employees” shall have the meaning ascribed thereto in Section 3.13(f).

“Transfer Taxes” shall have the meaning ascribed thereto in Section 5.12(c).

“TUPE Employees” shall have the meaning ascribed thereto in Section 3.13(f).

“U.K. Buyer” shall have the meaning ascribed thereto in the preamble.

“U.K. Employment Legislation” shall have the meaning ascribed thereto in Section 3.13(f).

“U.S. Buyer” shall have the meaning ascribed thereto in the preamble.

“Vacation Policy” shall have the meaning ascribed thereto in Section 5.6(k).

“WARN” shall have the meaning ascribed thereto in Section 5.6(n).

11.2.                        Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to U.S. Buyer:	CRC Press I LLC c/o Taylor & Francis Publishers, Inc. 325 Chestnut Street Suite 800 Philadelphia, PA 19106 Attn: Kevin J. Bradley Fax: (215) 625-2940

With a copy to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attn: Lewis J. Hoch, Esquire Fax: (215) 832-5542

If to the U.K. Buyer:	Routledge No. 2 Limited c/o Taylor & Francis Group, plc 11 New Fetter Lane London EC4P 4EE Attn: Jeffrey S. Thomasson Fax: (44) 207-842-2248

With a copy to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attn: Lewis J. Hoch, Esquire Fax: (215) 832-5542

If to the Sellers or IHI:	CRC Press LLC 2000 Corporate Boulevard, N.W. Boca Raton, FL 33431 Attention: President and CEO Fax: 561-241-7856

CRC Press (U.K.) LLC 2000 Corporate Boulevard N.W. Boca Raton, FL 33431 Attention: President and CEO Fax: 561-241-7856

Parthenon Inc. 2000 Corporate Boulevard N.W. Boca Raton, FL 33431 Attention: President and CEO Fax: 561-241-7856

IHI Inc. 2777 Summer Street Suite 209 Stamford, CT 06905 Attention: President and CEO Fax: 203-961-1431

With a copy to:	Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019-6099 Attention: Steven J. Gartner, Esq. Fax: 212-728-8111

or to such other address as any such party shall designate by written notice to the other parties hereto.

11.3.                        Survival.  All representations and warranties of the Sellers and IHI, including, without limitation, those set out in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto) on the one hand, and the Buyers, on the other hand shall survive for the periods set forth in Section 8.1(b)(i) and 8.2(b), respectively.  The covenants of the Sellers and IHI and of the U.K. Buyer in the Parthenon Tax Covenant shall survive for the period set forth in the Parthenon Tax Covenant.  All covenants and indemnities (other than the Parthenon Tax Covenant) and other agreements requiring performance after the Closing Date shall survive indefinitely.  The obligations under any covenants, indemnities and agreements that were not fully discharged or performed prior to the Closing Date in compliance with this Agreement shall survive until the three year anniversary of the date hereof; provided, that claims submitted within such period are not thereafter barred.

11.4.                        Bulk Transfers.  The Buyers waive compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transactions contemplated by this Agreement.

11.5.                        Further Assurances; Asset Returns.  Upon request from time to time, the Sellers shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for the Buyers, to perfect or record the title of the Buyers, or any successor of the Buyers, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that the Buyers shall reimburse the Sellers for all out-of-pocket costs and expenses resulting from any such request unless said request arises out of any fault, breach or default of Sellers).  In the event that the Sellers receive any proceeds or other assets or properties of the U.S. Buyer after the Closing Date, they shall hold such funds in trust for the U.S. Buyer, deposit such funds in an account for the U.S. Buyers and remit on a weekly basis all such funds to the U.S. Buyers as the U.S. Buyers shall direct, together with an accounting of such funds.  The Sellers shall have no interest or right to or claim against such funds.

11.6.                        Other Covenants.  To the extent that any Consents needed to assign to the Buyers any of the Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  If any such Consent shall not be obtained on or prior to the Closing Date, then (a) the Sellers and the Buyers, if required under applicable Law, shall use their reasonable efforts in good faith to obtain such Consent as promptly as practicable thereafter and (b) if, in the reasonable judgment of the Buyers such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to use their reasonable efforts to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for the Buyers the benefits under any such Assets including, without limitation, (i) granting to any of the Buyers a security interest in such Assets and all post-Closing cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Obligations of the Sellers under this Agreement; and (ii) appointing as an attorney-in-fact any of the Buyers or their affiliates in order to effect the purposes of this section.  This provision does not limit the Sellers’ Obligations under this Agreement.

11.7.                        Expenses.  Subject to Section 5.12(c), the Sellers and the Buyers shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that the Buyers shall be responsible for the payment of the filing fees in connection with filings with the FTC and the Antitrust Division under the Hart-Scott Act.

11.8.                        Non-Assignability.

(a)                                  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by IHI or the Sellers without the express prior written consent of the Buyers, and any attempted assignment, without such consent, shall be null and void.

(b)                                 The sale or transfer of all or part of the Business after the Closing to any member of the Buyers’ Group or any other assignment permitted by the Buyers shall not affect the liability of IHI and the Sellers under any provision of this Agreement whatsoever.

(c)                                  It is expressly understood that any material change in the direct or indirect ownership or control of the Sellers, any merger or consolidation directly or indirectly involving the Sellers, or any other substantial change in the ownership of the Business by the Sellers constitutes an assignment within the meaning of this provision.

(d)                                 The Buyers and its assignees may at any time (i) assign, (ii) transfer, (iii) charge, (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it; provided, however, that nothing herein shall relieve the Buyers of any of their liabilities or obligations hereunder.

(e)                                  The Buyers shall be entitled, solely as required by the Financing Commitment or any further financing agreements and solely with respect to the Buyers’ Lender or future lenders, to: grant security over or assign by way of security all or any of its rights under this Agreement; assign or transfer the benefit of rights under, or rights of action for breaches of, this Agreement; or sell or transfer all or some of the Parthenon Shares to a third party/a member of the Buyer Group on terms the same as, or similar to (in whole or in part) those set out in this Agreement (including, without limitation, the terms of Section 2 and this Section 11) in reliance, inter alia, upon the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement.  In the event of any such grant, assignment, sale or transfer, it is agreed that any person to whom such security has been granted, to whom such rights have been assigned or transferred or to whom such shares have been sold or transferred shall in its own right be able to enforce any of the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement, provided always that, as a condition thereto, any such third party shall (i) obtain the prior written consent of the Buyers, (ii) serve written notice to all of the parties hereto agreeing to be bound by the terms of Section 11.13 (jurisdiction), and (iii) not be entitled to assign its rights under this Section 11.8.

(f)                                    Taylor & Francis Group, plc may, by notice in writing to the Sellers, substitute a different U.K. Buyer than that in the preamble, at any time prior to Closing.

11.9.                        Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.10.                  Reliance by the Buyers; Representations and Warranties; Schedules and Exhibits.

(a)                                  Notwithstanding the right of the Buyers to investigate the Business, Assets and financial condition of the Sellers and Parthenon Ltd., and notwithstanding any knowledge determined or determinable by the Buyers as a result of such investigation, the Buyers have the unqualified right to rely upon, and IHI and the Sellers acknowledge that the Buyers have relied upon and have been induced thereby to enter into this Agreement, each of the representations and warranties (including, without limitation, those set out in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto)).  No such knowledge shall prejudice any claim which the Buyers shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyers  under this Agreement.  Without limiting any of the representations, warranties or covenants of the Sellers hereunder, each of the Buyers and the Sellers agrees that neither IHI, the Sellers, Parthenon Ltd. nor any of their respective officers, members, directors, stockholders, employees, affiliates, representatives or agents shall have any liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by IHI, the Sellers, Parthenon Ltd. or any of their respective officers, members, directors, stockholders, employees, affiliates or any of their respective representatives or agents, including the Confidential Information Memorandum dated November 2002, and any information, documents or materials made available to the Buyers in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b)                                 All exhibits and schedules including without limitation the Disclosure Schedule hereto are hereby incorporated by reference and made a part of this Agreement.  All statements contained in the Disclosure Schedule, exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of the Sellers pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by IHI and the Sellers, subject to any fact or item which is clearly disclosed on any schedule or exhibit to this Agreement or in the Annual Financial Statements which shall be deemed to be an exception to such representation or warranty.

11.11.                  Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor does it create or establish any third party beneficiary hereto.

11.12.                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the laws of England and Wales shall apply to the interpretation of the representations and warranties and indemnities in relation to Parthenon Ltd.

11.13.                  Consent to Jurisdiction.  Each of the parties hereto, irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County or the U.S. District Court for the Southern District of New York, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.2 shall be effective service of process for any action, suit or Proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum.

11.14.                  Certain Definitions.  For purposes of this Agreement, the term shall be as defined in Section 11.1 or elsewhere in this Agreement, including the recitals hereto.

11.15.                  Entire Agreement.  This Agreement, and the schedules and exhibits hereto (including, without limitation, those set out in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 and varied by Schedule 3.1(d) hereto and those set out in schedule 6 to the Parthenon Acquisition Agreement (as incorporated by Section 5.14 and varied by Schedule 5.14 hereto)) set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.

11.16.                  Section Headings; Table of Contents.  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.17.                  Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

11.18.                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

CRC PRESS LLC

By:
Name:
Title:

CRC PRESS (U.K.) LLC

By:
Name:
Title:

PARTHENON INC.

By:
Name:
Title:

INFORMATION HOLDINGS INC.

By:
Name:
Title:

ROUTLEDGE NO. 2 LIMITED

By:
Name:
Title:

CRC PRESS I LLC

By: Taylor & Francis Books, Inc.

By:
Name:
Title:

GUARANTEE

Taylor & Francis Group plc hereby guarantees all obligations and liabilities of the Buyers under this Agreement.

Taylor & Francis Group plc

By:
Name:
Title:

SCHEDULE 1.2 (i)
Particulars relating to Parthenon

Authorised share capital:	100 ordinary shares of £1 each

Issued share capital:	100 ordinary shares of £1 each

Directors:	Fenton Markevich David George Thomas Bloomer T Emmett Dages

Secretary:	Bibi Rahima Ally Vivian Espinosa Kennedy

Auditors:	Ernst & Young LLP

Accounting reference date:	31 December

Registered Office:	23 Blades Court Deodar Road London SW15

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SCHEDULE 3.1(d)

The representations and warranties contained in schedule 4 to the Parthenon Acquisition Agreement (the “Parthenon Warranties”) shall be and are hereby varied in relation to this Agreement as follows:

1.               In the Parthenon Warranties references to :

(i)                                     the “Vendors” and to the “Agreement” shall be taken to mean references to IHI and the Sellers and to this Agreement, respectively;

(ii)                                  the “Company” and to the “Shares” shall be taken to mean references to Parthenon Ltd. and to the Parthenon Shares, respectively;

(iii)                               the “Accounts” shall be taken to mean references to the audited accounts for Parthenon Ltd. In respect to the financial period ending 31 December 2001;

(iv)                              The “Disclosure Letter” shall be taken as reference to the Letter dated the date of this Agreement from IHI and the Sellers to the Buyers making certain disclosures against the representations and warranties set out in schedule 4 to the Parthenon Acquisition Agreement (as incorporated by Section 3 of this Agreement, is varied by this Schedule 3.1(d)); and

(v)                                 references to the Financial Services Act 1986 shall be taken to mean the Financial Services and Markets Act 2000;

(vi)                              the “Accounts Date” shall be taken to mean 31 December 2001;

(vii)                           “Group Company” shall be taken to mean, in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

(viii)                        “Intellectual Property” shall be taken to mean patents, petty patents, registered designs, design right, copyright, database right, trade marks, service marks, trade or business names, domain names, get up or trade documents, inventions or secret processes, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications for any such right;

(ix)                                “Properties” shall be taken to mean the leasehold properties of the Company, details of which are set out in Schedule of Properties; and

(x)                                   “Schedule of Properties” the schedule of the Company’s properties set out at tab 9 of the Agreed Bundle.

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2.               Warranty 1.1 shall be deleted and replaced with the following “The facts set out in Schedule 1.2(i) to this Agreement are true and accurate in all respects”.

3.               Warranty 1.2 shall be amended by the addition of the word “material” before the word “facts” where it appears in such Warranty.

4.               Warranty 2.1.1 shall be deleted.

5.               Warranty 2.1.2.1 and Warranty 2.3 shall each be amended by the deletion of the word “either” where it appears in such Warranty and the addition of the word “any” in substitution therefor.

6.               Warranty 2.1.2.3 shall be amended by the addition of the words “so far as the Sellers are aware” before the word “cause” where it appears in such Warranty.

7.               Warranty 4.1.3 shall be deleted.

8.               Warranty 4.3.1 shall be amended by the deletion of the words “apart from the Subsidiary.”

9.               Warranty 4.3.2 shall be deleted.

10.         Warranty 4.3.3 shall be amended by the deletion of the words “other than the Associated Companies.”

11.         Warranty 4.3.4 shall be amended by the deletion of the words “with the exception of the Parthenon Publishing Group, Inc.”

12.         Warranty 5.2 shall be amended by the addition of the words “so far as the Sellers are aware” before the words “all such licenses, consents, permits” in the fourth line of such Warranty.

13.         Warranty 5.4 shall be amended by the addition of the words “so far as the Sellers are aware” before the words “threatened by” in the fourth line of such Warranty.

14.         Warranty 5.5.1.1 shall be amended by the deletion of the words “is or” on the first line of such Warranty and the words “or is” on the third line of such Warranty.

15.         Warranty 5.5.1.2 shall be amended by the addition of the words “or was” after the word “is” where it appears in such Warranty.

16.         Warranty 6.4 shall be deleted.

17.         Warranty 7.4 shall be amended by the addition of the words “otherwise than in the ordinary course of business” before the words “the Company has not entered into”.

18.         Warranty 7.6 shall be amended by the addition of the words “other than the dividend paid to the Company’s immediate parent prior to the date of this Agreement” before the words “no distribution of capital or income …..”.

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19.         Warranty 7.7 shall be amended by the addition of the words “between the Company and any Group Company” after the words “large unit volume sales” and the deletion of the figure word “35%” where it appears in such Warranty and the addition of the figure “40%” in substitution therefor.

20.         Warranty 8.1 shall be amended by the deletion of the words “Completion Date” and the addition of the word “Closing” in substitution therefor.

21.         Warranty 10.1.1.2 shall be amended by the addition of the words “(it being acknowledged that certain customers of Parthenon Ltd. from the pharmaceutical industry are known to place one off orders)” before the words “no major or substantial customer”.

22.         Warranty 10.1.1.3 shall be amended by the addition of the words “and discounts” after the word “changes” where it appears in such Warranty.

23.         Warranty 10.1.1 shall be amended by the deletion of the word “Completion” where it appears in such Warranty and the addition of the words “the Closing” on substitution therefor.

24.         Warranty 10.3.1 shall be amended by the deletion of the words “save in relation to Yong Woo Park (the terms of which are fully disclosed in the Disclosure Letter)”.

25.         Warranty 10.3.2 shall be amended by the deletion of the words “save in relation to Michael Goh, LIR International, Editorial Acibia, BA Books Pty Ltd, Eastern Medical Publishers and Jaypee Brothers (the terms of which are fully disclosed in the Disclosure Letter)” and the addition of the words “save in relation to the agents and/or distributors of any Group Company (including, but not limited to, CRC Press as listed in Disclosure Letter) before the word “the Company” where it appears in such Warranty.”

26.         Warranty 11.1.1 shall be amended by the deletion of the words “within six months after the date on which it was entered into or undertaken”.

27.         Warranty 11.1.3 shall be amended by the deletion of the words “on time without unusual expenditure of money and effort”.

28.         Warranty 11.1.11 shall be amended by the addition of the words “(otherwise than in relation to sales made between the Company and Group Companies)” before the words “is an agreement or arrangement”.

29.         Warranty 11.4 shall be amended by the deletion of the words “Medical Communication Services” and the addition of the words “medical communication services” in substitution therefor.

30.         Warranty 12.4 shall be amended by the deletion of the word “Warrantors” and the addition of the word “Sellers” in substitution therefor.

31.         Warranty 13.4 shall be amended by the addition of the words “So far as the Sellers are aware” before the words “in respect of the personal data”.

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32.         Warranties 14.4 and 14.5 shall be deleted.

33.         Warranty 14.6 shall be amended by the deletion of the numbers 14.4 and 14.5 where they appear in such Warranty.

34.         Warranty 14.12 shall be deleted.

35.         Warranty 14.3 shall be amended by the addition of the words “in so far as that standard form relates to Intellectual Property” after the words “in such standard form” where they appear in such Warranty.

36.         Each of Warranties 15.1, 15.3, 15.4, 15.5, 15.16, 15.17 and 15.19 shall be amended by the deletion of the words “Associated Companies”, “Group Company” and the “Subsidiary” where they appear in such Warranty.

37.         Warranty 15.18 shall be deleted.

38.         Warranty 15.19.2 shall be amended by the deletion of the words “Agreement for Lease, Lease, License, Deed, Agreement or other document ancillary or supplemental to a Lease” and the addition of the words “agreement for lease, license, deed, agreement or other document ancillary or supplemental to a lease” in substitution therefor.

39.         Warranty 15.2 shall be amended by the deletion of the words “Schedule 5” and the addition of the words “The Schedule of Properties (a copy of which is attached to the Disclosure Letter”) in substitution therefor.

40.         Warranty 15.4 shall be amended by the addition of the words “so far as the Sellers are aware” after the words “the Properties and” where they appear in such Warranty.

41.         Warranty 15.7 shall be amended by the addition of the words “so far as the Sellers are aware” before the words “the Properties” where they appear in such Warranty.

42.         Warranty 15.8 shall be amended by the addition of the words “so far as the Sellers are aware” after the words “current use” where they appear in such Warranty.

43.         Warranty 15.9 shall be amended by the addition of the words “so far as the Sellers are aware” before the words “there is no matter” where they appear in such Warranty.

44.         Warranty 15.13 shall be amended by the addition of the words “so far as the Sellers are aware” after the words “all statutes, orders” when they appear in such Warranty.

45.         Warranty 15.15 shall be amended by the addition of the words “so far as the Sellers are aware” after the words “of the Properties and” where they appear in such Warranty and the deletion of the word “Vendors” to be replaced with the word “Sellers” where it appears in such Warranty.

46.         Warranty 15.16 shall be amended by the addition of the words “so far as the Sellers are aware” before the words “paid all sums” where they appear in such Warranty.

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47.         Warranty 16 shall be deleted in its entirety.

48.         Warranty 17 shall be deleted in its entirety.

49.         The statement at paragraph 18.1 of the Parthenon Warranties shall be amended by the addition of the words “save that the definition of “Accounts” for the purposes of Schedule 6 (Tax Covenant) shall not apply to this part of Schedule 4”.

50.         Warranty 18.4 shall be amended by the deletion of the words “will continue to be” and their replacement by the word “are”.

51.         Warranty 18.9 shall be deleted.

52.         Warranty 18.11 shall be deleted.

53.         Warranty 18.12.1 shall be amended by the deletion of the words “or which may be incurred by it under any continuing obligation” and the words “or will qualify for capital allowances”, and the replacement of the word “six” by the word “three”.

54.         Warranty 18.15.1 shall be amended by the deletion of the words “or will or may apply”.

55.         Warranty 18.15.2 shall be amended by the deletion of the words “or will or may apply”.

56.         Warranty 18.21.1 shall be amended by the replacement of the words “or might become” by the word “been”.

1.                                       In the Parthenon Warranties (as incorporated by Section 3 and varied by this Schedule 3.1(d)) (unless the context requires otherwise):

(a)                                  words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

(b)                                 any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context requires otherwise) be construed as referred to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

(c)                                  any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:

(i)                                     any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

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(ii)                                  any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

(d)                                 any gender includes a reference to the other genders;

(e)                                  any reference to a “person” includes a natural person, partnership, company, body corporate, association, organization, government, state, foundation and trust (in each case whether or not having separate legal personality);

(f)                                    any reference to a Warranty is to a Warranty of schedule 4 to the Parthenon Acquisition Agreement (as incorporated into this Agreement by section 3 and amended pursuant to this schedule 3.1(d));

2.                                       The Parthenon Warranties, save for those set in Warranty 2.1.2, 4.1 and 4.2 are qualified by reference to those matters fairly disclosed in the Disclosure Letter.

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Schedule 5.14

Tax Covenant in respect of Parthenon Ltd.

The covenant contained in Schedule 6 (Tax Covenant) to the Parthenon Acquisition Agreement shall be varied in relation to this Agreement as follows:

(a)                                  references to:

(i)                                     “Accounts” shall be deemed to be references to the consolidated balance sheet to be prepared pursuant to section 2.2(a) and “Accounts relief” shall be construed accordingly;

(ii)                                  “Agreement” shall be deemed to be references to this Agreement;

(iii)                               “Company” shall be deemed to be references to Parthenon Ltd. and references to “Associated Companies” and “Subsidiaries” shall be ignored;

(iv)                              “Completion” and “Completion Date” shall be deemed to be references to Closing and Closing Date respectively;

(v)                                 “Consideration” shall be deemed to be references to Purchase Price;

(vi)                              “post-Accounts Date relief” shall be deemed to be references to any relief which arises as a consequence of, or by reference to, an event occurring or deemed to occur after the Closing Date;

(vii)                           “Purchaser” and “Vendors” shall be deemed to be references to the U.K. Buyer and to IHI and the Sellers respectively; and

(viii)                        “Shares” shall be deemed to be references to Parthenon Shares;

(b)                                 the provisions of paragraphs 2.4, 3.1.3, 3.3 and 3.4 shall not apply;

(c)                                  The following sub-paragraph shall be added:

“3.3                           The provisions of Section 8.1(b)(iv) (maximum liability), Section 8.1(c) and Section 8.1(d) of this Agreement shall apply to claims under this Schedule.”; and

(d)                                 Paragraph 4 shall be amended by the insertion of the following:

“4.2.6 any refund or credit relating to a Pre-Closing Tax Period other than an Accounts Relief”; and

(e)                                  paragraph 4.4.3 shall be amended by the addition of the words “and in the event that no payments are due from the Vendors under this Schedule, Relevant Amounts falling within paragraphs 4.2.1 and 4.2.6 shall be refunded to the Vendors as soon as reasonably practicable after the seventh anniversary of Completion” after the words “under this Schedule”; and

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(f)                                    paragraph 8.1 shall be amended by the addition of the words “in either case to include an entitlement under the terms of any applicable double taxation agreement or convention” after the words “by virtue of a legal entitlement”; and

(g)                                 paragraph 9.1.1 shall be replaced by the following: “any liability to taxation of IHI and the Sellers or any person connected with IHI and the Sellers which is also a liability of the Company or any person connected with the Company after Completion and which arises as a result of the Company or any such person connected with the Company after Completion failing to discharge the liability to taxation in question”;

(h)                                 paragraph 9.2 shall be amended by the deletion of the words “paragraph 9.2” and the insertion of the words “paragraph 9.1”;

(i)                                     the reference to “twelfth anniversary” in paragraph 9.5 shall be deemed to be a reference to the seventh anniversary;

(j)                                                                                     The following paragraph shall be added to the Parthenon Tax Covenant:

“10                                                      Conduct of tax affairs

10.1                                                   Subject to and in accordance with the provisions of this paragraph 10, the Vendors or their duly authorized agents shall be responsible for the taxation affairs of the Company for all accounting periods ending on or before completion (“pre-Completion tax affairs”), and accordingly in respect of such periods the Vendors or their duly authorized agents shall, at the Vendors’ cost:-

10.1.1                                          prepare and submit the tax returns of the Company;

10.1.2                                          prepare and submit on behalf of the Company all claims, elections, disclaimers, notices and consents for the purposes of taxation;

10.1.3                                          deal with all matters relating to taxation which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all related agreements.

10.2                                                   The Vendors shall procure that:-

10.2.1                                          the Purchaser is kept fully informed of the progress of all matters relating to the pre-Completion tax affairs;

10.2.2                                          the Purchaser promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to the pre-Completion tax affairs;

10.2.3                                          the Purchaser is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to taxation (“tax document”) or other non-routine correspondence before its submission

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to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within fifteen business days of receipt, the Vendors or their duly authorized agents shall be entitled to submit the relevant tax document or correspondence to the relevant taxation authority without further reference to the Purchaser);

10.2.4                                          no tax document is submitted to any taxation authority which is not true and accurate in all material respects.

10.3                                                   The Vendors shall devote reasonable resources to dealing with pre-Completion tax affairs, and shall use reasonable endeavors to ensure that they are finalised as soon as reasonably practicable.

10.4                                                   The Purchaser shall procure that:-

10.4.1                                          the Vendors and their duly authorised agents are afforded such information and assistance as they reasonably require to enable the Vendors to fulfill their obligations under this paragraph 10;

10.4.2                                          the Vendors are promptly sent a copy of any communication from any taxation authority insofar as it relates to pre-Completion tax affairs;

10.4.3                                          subject to paragraph 10.5 below, the Company authorises and signs all tax documents relating to pre-Completion tax affairs required to be signed by it.

10.5                                                   The Purchaser shall be under no obligation to procure the authorisation or signing of any tax document delivered which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect.

10.6                                                   The Purchaser or its duly authorized agents shall be responsible for the taxation affairs of the Company for the accounting period current at Completion.

10.7                                                   The Purchaser shall procure that the Vendors are afforded a reasonable opportunity to comment on material tax documents or other non-routine correspondence which relate to the part of the accounting period current at Completion which falls before Completion before their submission to the relevant taxation authority and that their reasonable comments are taken into account (provided that, if the Vendors fail to comment within fifteen business days of receipt, the Purchaser or its duly authorized agents shall be entitled to submit the relevant tax document or correspondence to the relevant taxation authority without further reference to the Vendors).

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10.8                                                   For the avoidance of doubt where any matter relating to taxation gives rise to a taxation claim, the provisions of paragraph 6 (conduct of taxation claims) shall apply to the effect that, in relation to that matter, the provisions of paragraph 6 shall take precedence over the provisions of this paragraph 10.”

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SCHEDULE 7.3

Part I

1.                                       On Closing the Sellers shall deliver to or, if the U.K. Buyer shall so agree, make available to the U.K. Buyer:

(a)                                  transfers in the Agreed Form relating to all the Parthenon Shares duly executed in favor of Buyer (or as it may direct);

(b)                                 share certificate(s) relating to the Parthenon Shares;

(c)                                  letters of resignation in the Agreed Form from all of the directors and the secretary of Parthenon Ltd. from their offices as director or secretary of containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against Parthenon Ltd. for compensation for loss of office or for unpaid remuneration or otherwise together with delivery to the U.K. Buyer of all property of Parthenon Ltd. in their possession or under their control; provided that in relation to Mr. David Bloomer, the Sellers shall only be obligated to use all reasonable endeavors to deliver the letter of resignation in the Agreed Form and the failure to deliver such resignation letter shall not be a condition to Closing.

(d)                                 the written resignation of the auditors of Parthenon Ltd. containing an acknowledgement that they have no claim against Parthenon Ltd. for compensation for loss of office, professional fees or otherwise and a statement under section 3 94(1) of the U.K. Companies Act 1985;

(e)                                  certificate of incorporation and statutory books and share certificate books and cheque books of Parthenon Ltd.;

(f)                                    to the extent not in the possession of Parthenon Ltd., all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of Parthenon Ltd., which shall have been expressly requested by the Buyers’ solicitors prior to the date of this Agreement; and

(g)                                 to the extent not in the possession of Parthenon Ltd., all licenses, consents, permits and authorisations obtained by or issued to Parthenon Ltd. or any other person in connection with the business carried on by any of them.

Part II

2.                                       At the Closing (and prior to the taking effect of the resignations of the directors referred to in paragraph 1(c) above) the Sellers shall procure the passing of board resolutions of Parthenon Ltd.:

(a)                                  sanctioning for registration (subject where necessary to due stamping) the transfer(s) in respect of the Parthenon Shares;

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(b)                                 authorising the delivery to the U.K. Buyer of share certificates in respect of the Parthenon Shares;

(c)                                  appointing Messrs. David J. Smith, Jonathan G. Conibear, Roger G. Horton, Anthony M. Foye and Jeffrey S. Thomasson to be the directors and Jeffrey S. Thomasson to be the secretary of Parthenon Ltd.;

(d)                                 revoking all mandates to Parthenon Ltd.’s bank and giving authority in favour of those directors appointed under clause 2(c) above and Stuart Dawson or such other persons as the U.K. Buyer may nominate to operate the bank accounts thereof; and

(e)                                  resolving that the registered office of Parthenon Ltd. be changed to 11 New Fetter Lane, London EC4P 4EE.

3.                                       The Sellers shall procure that at Closing:

(a)                                  there are repaid all sums (if any) owing to Parthenon Ltd. by IHI, any Seller or any of its or their affiliates or by the directors of Parthenon Ltd. or any of their connected persons except those arising in the ordinary course of trade and whether or not such sums are due for repayment;

(b)                                 Parthenon Ltd. is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than Parthenon Ltd.;

and prior to such repayment or release IHI and the Sellers undertake to the Buyers (on behalf of itself and as trustee on behalf of Parthenon Ltd.) to keep Parthenon Ltd. fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance in accordance with the provisions of this paragraph 3 of Schedule 7.3.

4.                                       The Sellers shall, on or post Closing, sign such documents as are required by Parthenon Ltd.’s bank to change the Bank’s mandates, as directed by U.K. Buyer.

5.                                       The Sellers shall at Closing provide a release duly executed as a deed under which each of IHI and the Sellers agrees with the Buyers and Parthenon Ltd. (and their respective directors, officers, employees, agents and advisers) that they irrevocably waive any and all claims which they might otherwise have against Parthenon Ltd. or any of its respective directors, officers, employees, agents or advisers in respect thereof and any and all other claims against Parthenon Ltd. or any such persons in respect of any cause, matter or thing whatsoever and hereby releases Parthenon Ltd. and each such person from any liability or obligation to it whatsoever.

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